The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 17, 2008

Filed Pursuant to Rule 424(B)(2)
Registration File Number: 333-127961

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 30, 2005)

Atlas Pipeline Partners, L.P.

5,000,000 Common Units

Representing Limited Partner Interests

We are offering 5,000,000 of our common units representing limited partner interests. Our common units trade on the New York Stock Exchange under the symbol “APL.” Concurrently with the closing of this offering, we will sell $40.1 million of unregistered common units to Atlas America, Inc. and $10.1 million of unregistered common units to Atlas Pipeline Holdings, L.P., the parent of our general partner, at the public offering price less underwriting discounts and commissions. The last reported sales price of our common units on the New York Stock Exchange on June 16, 2008 was $40.50 per common unit.

Shortly following the closing of this offering, subject to market conditions, we expect to issue approximately $300.0 million in principal amount of senior notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons outside the United States under Regulation S. The completion of this offering is not conditioned upon the completion of the private placement of senior notes or vice versa.

Investing in our common units involves risks. Before buying any common units, you should read the discussion of material risks in “Risk Factors” beginning on page S-16 of this prospectus supplement and on page 1 of the accompanying prospectus.

	Per Common Unit	Total
Price to Public	$	$
Underwriting Discount	$	$
Proceeds to Us (Before Expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 750,000 common units on the same terms and conditions as set forth above if the underwriters sell more than 5,000,000 common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about                     , 2008.

Joint Book-Running Managers

Wachovia Securities	Citi

Lehman Brothers	UBS Investment Bank

Co-Managers

RBC Capital Markets

Banc of America Securities LLC	Credit Suisse

Friedman Billings Ramsey	JPMorgan

Sanders Morris Harris	Stifel Nicolaus

Wells Fargo Securities

The date of this prospectus supplement is June       , 2008.

This document is in two parts. The first part is this prospectus supplement, which describes our business and the terms of this offering of common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any “free writing prospectus” we may authorize to be delivered to you is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

i

NOTE ABOUT CERTAIN TERMS USED IN THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, unless otherwise noted or indicated by the context:

•	the terms “the Partnership,” “we,” “our” and “us” refer to Atlas Pipeline Partners, L.P. and its subsidiaries;

•	the term “our general partner” refers to Atlas Pipeline Partners GP, LLC, a wholly-owned subsidiary of Atlas Pipeline Holdings, L.P. (NYSE: AHD);

•	we refer to natural gas liquids, such as ethane, propane, normal butane, isobutane and natural gasoline, as “NGLs”;

•	we refer to the Federal Energy Regulatory Commission as “FERC”;

•

we refer to billion cubic feet as “Bcf,” million cubic feet as “MMcf,” thousand cubic feet as “Mcf,” million cubic feet per day as “MMcfd,” thousand cubic feet per day as “Mcfd,” barrels as “Bbl,” barrels per day as “Bbld,” British Thermal Unit as “Btu” and million British Thermal Units as “MMbtu”; and

•	the information presented assumes that the underwriters do not exercise their option to purchase additional common units.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and in the accompanying prospectus. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. You should read “Risk Factors” beginning on page S-16 of this prospectus supplement and on page 1 of the accompanying prospectus, as well as the “Risk Factors” section in any of the documents incorporated by reference in this prospectus supplement, for more information about important factors that you should consider before buying common units in this offering.

Atlas Pipeline Partners, L.P.

We are a publicly-traded midstream energy services provider engaged in the transmission, gathering and processing of natural gas. We provide natural gas gathering services in the Anadarko, Arkoma, and Permian Basins and the Golden Trend in the southwestern and mid-continent United States, and in the Appalachian Basin in the eastern United States. In addition, we are a leading provider of natural gas processing services in Oklahoma and Texas. We also provide interstate natural gas transmission services in southeastern Oklahoma, Arkansas, southern Kansas and southeastern Missouri. We conduct our business through two reportable segments: our Mid-Continent operations and our Appalachian operations.

We own and operate through our Mid-Continent operations:

•

a FERC-regulated, 565-mile interstate pipeline system, which we refer to as Ozark Gas Transmission, that extends from southeastern Oklahoma through Arkansas and into southeastern Missouri and has throughput capacity of approximately 400 MMcfd;

•	eight active natural gas processing plants with aggregate capacity of approximately 750 MMcfd and one treating facility with a capacity of approximately 200 MMcfd, located in Oklahoma and Texas; and

•

approximately 7,870 miles of active natural gas gathering systems located in Oklahoma, Arkansas, Kansas and Texas, which transport gas from wells and central delivery points in the Mid-Continent region to our natural gas processing and treating plants or Ozark Gas Transmission, as well as third party pipelines.

Through our Appalachian operations, we own and operate 1,600 miles of active natural gas gathering systems located in eastern Ohio, western New York, western Pennsylvania and northeastern Tennessee. Through an omnibus agreement and other agreements between us and Atlas America, Inc. (NASDAQ: ATLS), and its affiliates, including Atlas Energy Resources, LLC (NYSE: ATN), a leading sponsor of natural gas drilling investment partnerships in the Appalachian Basin, we gather substantially all of the natural gas for our Appalachian Basin operations from wells operated by Atlas Energy.

Both our Mid-Continent and Appalachian operations are located in areas of abundant and long-lived natural gas production and significant new drilling activity. We believe our experienced management team and our disciplined growth strategy will enable us to continue to expand our operations and generate significant cash flow from operations.

On July 27, 2007, we acquired control of Anadarko Petroleum Corporation’s 100% interest in the Chaney Dell natural gas gathering system and processing plants located in Oklahoma and its 72.8% undivided joint venture interest in the Midkiff/Benedum natural gas gathering system and processing plants located in Texas, which we refer to as the Anadarko Assets. The Chaney Dell system includes approximately 3,500 miles of gathering pipeline and three processing plants with 260 MMcfd of processing capacity, and the Midkiff/Benedum system includes approximately 2,500 miles of gathering pipeline and two processing plants with 140 MMcfd of processing capacity. The transaction was effected by the formation of two joint venture companies which own the respective systems, to which we contributed $1.9 billion and Anadarko contributed the Anadarko Assets. We manage and control both systems.

Competitive Strengths

We believe we are well-positioned to successfully execute our business strategy because of the following competitive strengths:

Diversified asset base. Our operations are divided between the active Mid-Continent region, including Arkansas, Oklahoma, southern Kansas, southeastern Missouri, northern and western Texas and the Texas panhandle, where we transport, gather, process and treat third-party gas volumes, and the Appalachian Basin, where we gather new volumes through long-term agreements with Atlas Energy. As a result of our acquisition of a 72.8% joint venture interest in the Midkiff/Benedum gathering system, we are one of the largest gas processors in the Spraberry Trend of the Permian Basin in west Texas. Our joint venture partner is Pioneer Natural Resources Company (NYSE:PXD), the largest producer in the Spraberry Trend. In addition, we generate our revenues under a variety of contract structures, including FERC-regulated transmission fees from Ozark Gas Transmission, fixed fees from our gathering and treating businesses, percentage-of-proceeds contracts from processing and keep-whole contracts from our Elk City/Sweetwater and Chaney Dell systems. In the Elk City/Sweetwater and Chaney Dell systems, we can bypass volumes during periods of unfavorable processing margins.

Stability from long-term contracts and relationships with active producers. Our gas supply strategy in the Mid-Continent region is to establish long-term, service-driven relationships with our producing customers, who comprise some of the largest producers in the region. We have long-standing relationships with many of the Mid-Continent customers which account for a substantial majority of our gathering and processing throughput. We have an agreement with Pioneer through 2022 under which Pioneer has dedicated all of its production in an eight county area in the Permian Basin to the Midkiff/Benedum joint venture. The Chaney Dell system benefits from a long-term relationship with Chesapeake Energy Corporation (NYSE: CHK), the most active driller in the region, which has announced plans to continue to organically grow its total production by at least 10% during 2008. In addition, our Appalachian operations generate substantially all of their volumes under long-term agreements with Atlas Energy. We believe that our relationships with these key producers will provide us with a competitive advantage in adding new natural gas supplies and retaining previously connected volumes and in continuing to increase our scale and presence in our operating areas.

Strategically positioned for organic growth. The regions in which we operate are characterized by substantial developed and undeveloped natural gas reserves, which we believe will continue to experience significant drilling activity. We provide our gathering and processing services to over 14,500 central delivery points or wells, giving us significant scale in our service areas. We have made significant investments in efficient and reliable infrastructure of high performance pipelines, compressors and processing plants which we believe provide our customers with long-term, flexible solutions for their gathering and processing needs, which makes us a very desirable partner. Additionally, we expect the breadth of our operations in our service areas, our customer focus and our relationships with major producers throughout our geographic footprint will allow us to continue to connect new wells and capture new natural gas volumes relatively quickly and cost-effectively.

Efficient assets which offer low maintenance capital expenditure requirements. Our existing transportation and gathering systems and processing plants have relatively low capital expenditure needs. In addition, approximately 41% of our gathering systems and processing plants, as measured by total processing capacity, consisting of our Sweetwater processing plant completed in September 2006 and the Waynoka facility completed in December 2006, are new. We are scheduled to complete a 60 MMcfd expansion of the Sweetwater processing plant in June 2008, and our 9 Mile processing plant, scheduled for completion in December 2008, will have processing capacity of 120 MMcfd. These new plants will possess technologically advanced controls, systems and processes with recovery rates of approximately 90% for ethane and greater than 98% for all other NGLs.

Experienced management and engineering team. Through our general partner we have significant management and technical expertise. Our senior management team averages approximately 22 years of experience in the oil and natural gas industry. Our operational and technical expertise has enabled us to identify assets that have not been fully utilized and to improve their performance upon integration into our operations.

Business Strategy

Our primary objective is to increase cash flow and achieve sustainable, profitable growth while maintaining a strong credit profile and financial flexibility by executing the following strategies:

Maximize use of operating facilities and control our operating costs. We intend to control our operating costs by efficiently managing our existing and acquired businesses and achieving economies of scale. We use state-of-the-art measures and programs to reduce fuel loss and unaccounted-for natural gas on our systems. We have additional capacity in our gathering systems and have, or can increase at relatively low cost, capacity at our processing and treating facilities. As a result, we can readily increase the amount of natural gas we transport and process in response to our customer requests, market conditions and the commodity price environment.

Continue to increase the amount of our operating cash flow generated by long-term contracts. We intend to continue to seek to secure long-term contracts both in our existing operations and through strategic acquisitions in order to further diversify our contract mix. For example, we have a contract with Pioneer through 2022 which accounts for approximately 50% of our Midkiff/Benedum volumes, and we recently secured a new long-term contract with SandRidge Energy in our Chaney Dell system which provides significant new acreage dedication.

Expand existing systems through organic growth opportunities. We continually evaluate opportunities to expand our operations through the construction of pipeline extensions to connect additional wells and access additional reserves. For example, in order to offer greater transportation flexibility to our customers and expand our operating footprint in Oklahoma, we recently completed a 105-mile 16-inch pipeline connecting the Elk City/Sweetwater system to the Chaney Dell system. Along this new pipeline, we are currently constructing the 120 MMcfd 9 Mile processing plant that is scheduled to be completed in December 2008. We are also currently completing an expansion to the Sweetwater facility that will increase processing capacity 50% to 180 MMcfd. As part of this expansion project, we will also be extending 20 miles of pipeline into the Roberts County, Texas area and the Granite Wash play, which we believe will further enhance our presence in the region. In 2008, we expect to activate over 200 MMcfd of additional processing capacity through these and other initiatives. We also expect to expand the throughput capacity on our NOARK pipeline system from 400 MMcfd to 500 MMcfd during 2008 through additional compression. In 2009, we intend to construct the new 150 MMcfd Midkiff consolidator plant, which will replace the existing 100 MMcfd legacy plant.

Expand operations through strategic acquisitions. We intend to continue to make accretive acquisitions of midstream energy assets such as natural gas gathering systems and processing facilities, as well as NGL and natural gas transmission and storage assets. We will continue to seek strategic opportunities in our current areas of operation, as well as other regions of the U.S. with significant natural gas and oil reserves or with growing demand for natural gas and oil.

Maintain a flexible capital structure based on a strong balance sheet by financing our growth through a balanced combination of debt and equity. To provide financial flexibility to fund future acquisitions and expansion opportunities, we will continue to opportunistically access the capital markets. We intend to maintain a strong balance sheet by financing growth with a combination of long-term debt and equity. Including our initial public offering in 2000, we have accessed the equity markets nine times, raising approximately $1.6 billion in gross proceeds. Because of our financial flexibility, we have historically been able to take advantage of opportunities for expansion and optimization as they arise.

Recent Developments

Early Termination of Crude Oil Derivative Contracts. We will use the proceeds from both this offering and the private placement of common units to Atlas America and Atlas Pipeline Holdings, discussed elsewhere in this prospectus supplement, to fund the early termination of approximately 86% of our crude oil derivative contracts that we entered into as a proxy hedge for the prices we receive for the ethane and propane portion of our NGL equity volume. This termination will relate to production periods from the end of the second quarter of 2008 through the fourth quarter of 2009. These hedges were put in place simultaneously with our acquisition of the Anadarko Assets in July 2007 and have become less effective as a result of significant increases in the price of crude oil and less significant increases in the price of ethane and propane.

The amount of derivative contracts we expect to terminate is based upon estimated prevailing commodity prices of $130 per barrel of crude oil, $0.98 per gallon of ethane, $1.72 per gallon of propane and $2.60 per gallon of butane+. The first table below sets forth our crude oil derivative contracts associated with our NGLs as of March 31, 2008, and the second table shows such positions as adjusted to give effect to the amount of contracts we expect to terminate based upon the estimated prevailing commodity prices referred to above.

Crude oil collars associated with NGL volumes at March 31, 2008

Production period ended December 31,	Option type	Average crude strike price	Crude volume	Associated NGL volumes	Percentage related to ethane and propane	Percentage related to butane +
		(per barrel)	(barrels)	(gallons)	(%)	(%)
2008	Puts purchased	$60.00	3,517,200	240,141,888	57%	43%
2008	Calls sold	$79.08	3,517,200	240,141,888	57%	43%
2009	Puts purchased	$60.00	5,184,000	354,533,760	57%	43%
2009	Calls sold	$78.88	5,184,000	354,533,760	57%	43%
2010	Puts purchased	$61.08	3,127,500	213,088,050	57%	43%
2010	Calls sold	$81.09	3,127,500	213,088,050	57%	43%
2011	Puts purchased	$70.59	606,000	34,869,240	57%	43%
2011	Calls sold	$95.56	606,000	34,869,240	57%	43%
2012	Puts purchased	$70.80	450,000	25,893,000	57%	43%
2012	Calls sold	$97.10	450,000	25,893,000	57%	43%

Pro forma crude oil collars associated with NGL volumes

Production period ended December 31,	Option type	Average crude strike price	Crude volume	Associated NGL volumes	Percentage related to ethane and propane	Percentage related to butane +
		(per barrel)	(barrels)	(gallons)	(%)	(%)
2008	Puts purchased	$60.00	1,866,733	109,967,297	16%	84%
2008	Calls sold	$79.08	1,866,733	109,967,297	16%	84%
2009	Puts purchased	$60.00	2,045,894	120,521,527	16%	84%
2009	Calls sold	$78.88	2,045,894	120,521,527	16%	84%
2010	Puts purchased	$61.08	3,127,500	213,088,050	57%	43%
2010	Calls sold	$81.09	3,127,500	213,088,050	57%	43%
2011	Puts purchased	$70.59	606,000	34,869,240	57%	43%
2011	Calls sold	$95.56	606,000	34,869,240	57%	43%
2012	Puts purchased	$70.80	450,000	25,893,000	57%	43%
2012	Calls sold	$97.10	450,000	25,893,000	57%	43%

The amount of crude oil derivative contracts that we will be able to terminate will depend upon movements in crude oil pricing. Generally, if crude oil pricing moves lower than the prices used for purposes of the above pro forma table, we will likely terminate a greater amount of derivative contracts than reflected in the pro forma table. Conversely, if crude oil prices move higher, we will likely terminate fewer derivative contracts than reflected in the pro forma table.

We expect to return to the hedging strategy that we used before July 2007: utilizing direct swaps, collars and/or puts for new hedges related to our ethane and propane production. We will continue to hedge our butane and natural gasoline production with direct or crude oil swaps, collars and/or puts. The following table represents our intended hedging strategy for natural gas, NGLs and condensate:

Commodity	Derivative instruments/specifics	Minimum rolling forward period hedge percentage
		Year 1		Year 2		Year 3
NGLs
– Long position	– Ethane Swaps, Collars and/or Puts
– Hedged based upon value	– Propane Swaps, Collars and/or Puts	50%		33%		15%
	– Butane+ Swaps, Collars and/or Puts on Butane+ or Crude Oil
Condensate
– Long Position	– Crude oil Swaps, Collars and/or Puts	60%		40%		20%
– Hedged based upon volume

Natural gas
– Short and Long Position	– Hedge short position on a btu basis equivalent to the our hedged NGL position to lock-in a Frac spread	70	%(1)	50	%(1)	25	%(1)
– Hedged based upon volume	– Natural Gas Swaps, Collars and/or Puts and Calls

(1)	Based upon equity volumes of long natural gas associated with percentage of proceeds contracts.

Upon termination of the derivative contracts, we expect to incur an estimated charge against earnings for the second quarter of 2008 of approximately $10.0 million, based upon estimated current commodity prices. The anticipated dollar cost of the termination of the derivative contracts is approximately $250.0 million. As of June 11, 2008, the fair value of our aggregate derivative contracts was a liability of approximately $714.5 million as compared to $265.9 million at March 31, 2008. Of the $448.6 million increase in derivative liability, which represents the change in fair value of open derivative contracts, approximately $322.3 million would reduce second quarter GAAP earnings if recorded at current commodity prices and the balance would be recognized in accumulated other comprehensive loss, subject, in either case, to further changes resulting from changes in commodity prices. Please read “Risk Factors—Due to the accounting of our derivative contracts, increases in prices for natural gas, crude oil and NGLs could result in non-cash balance sheet reductions.”

As a result of terminating these contracts, we expect that our net revenue and, as a result, our distributable cash flow per unit, will increase in both the second half of 2008 and for the full year 2009. We anticipate that the removal of the crude oil derivatives contracts will significantly reduce the risk to us of further charges due to increases in the price of crude oil where the price of crude oil has become less correlated with the prices of ethane and propane. Consequently, future cash flow should more accurately reflect the revenues generated from NGLs produced in our natural gas processing operations. Wachovia Bank, National Association, an affiliate of an underwriter in this offering, is the counterparty on some of the hedges being terminated and, accordingly, will receive a substantial majority of the net proceeds from this offering. Please read “Underwriting.”

In connection with our anticipated termination of these instruments, we amended our revolving credit and term loan agreement to, among other things, exclude from the calculation of Consolidated EBITDA the costs associated with terminating hedging agreements to the extent such costs are financed with or paid out of the net proceeds of an equity offering. In addition, consistent with several other recent energy master limited partnership agreements, our general partner’s managing board and conflicts committee approved an amendment to our limited partnership agreement, effective June 12, 2008, to exclude from the calculation of “Operating Surplus” any payments made or received, or charges incurred, including premiums or penalties paid, in connection with the breakage, termination or unwinding of any hedging agreement before its scheduled termination or expiration date. As a result of this amendment, the cash expenditure to terminate the derivative contracts will not reduce Operating Surplus.

New Derivatives Positions. In May 2008, we entered into derivative contracts to mitigate the upward movements in crude oil commodity prices relative to our hedge positions at March 31, 2008. The derivative contracts we entered into are as follows:

Production period ended December 31,	Crude volume	Associated NGL volume	Average crude strike price	Option type
	(barrels)	(gallons)	(per barrel)
2008	2,735,744	114,901,248	$131.71	Puts sold
2008	3,572,800	150,057,600	138.29	Calls purchased
2009	3,396,480	142,652,160	126.05	Puts sold
2009	3,396,480	142,652,160	143.00	Calls purchased

Private Placement of Senior Unsecured Notes. Shortly following the closing of this offering, subject to market conditions, we expect to issue approximately $300 million in principal amount of senior notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and to persons outside the United States under Regulation S. The completion of this offering is not conditioned upon the completion of the private placement of senior notes or vice versa. Please see “Use of Proceeds” and “Capitalization.” We expect to use the net proceeds from the private placement of senior notes to repay indebtedness outstanding under our term loan and revolving credit facility. We do not expect to use the senior notes proceeds to terminate additional derivative contracts.

Acquisition of Appalachian Assets. On February 22, 2008, we acquired a gas gathering system and related facilities located in northeastern Tennessee for $9.1 million. The system serves several counties northwest of Knoxville, an area of active drilling and production including that of Atlas Energy. In conjunction with the acquisition of the gathering system, we also announced that we intend to construct a new 20 MMcfd cryogenic processing facility that will service natural gas produced in this northeastern Tennessee area.

Chaney Dell Plant Reactivitation. In February 2008, we reactivated the Chaney Dell gas processing plant due to drilling activity in the Anadarko Basin and high utilization rates at the Waynoka and Chester gas processing plants within the Chaney Dell system. The Chaney Dell plant added approximately 30 MMcfd of processing capacity to the Chaney Dell system, for an aggregate capacity of 260 MMcfd.

Our Organizational Structure

We conduct our operations through, and our operating assets are owned by, our subsidiaries. Our general partner has sole responsibility for conducting our business and managing our operations. Our general partner does not receive any management fee or other compensation in connection with its management of our business apart from its general partner interest and incentive distribution rights, but it is reimbursed for direct and indirect expenses incurred on our behalf. Our executive offices are located at 1550 Coraopolis Heights Road, Moon Township, Pennsylvania 15108, telephone number (412) 262-2830. Our website address is www.atlaspipelinepartners.com.

The Offering

Common units offered	5,000,000 common units.

5,750,000 common units if the underwriters exercise their option to acquire an additional 750,000 common units.

Private placement of common units	Concurrently with the closing of this offering, we will sell $40.1 million of unregistered common units to Atlas America and $10.1 million of unregistered common units to Atlas Pipeline Holdings in a private placement exempt from the requirements of the Securities Act of 1933, as amended at the public offering price, less underwriting discounts and commissions. We will use all of the proceeds from these sales for the early termination of derivative contracts, as discussed in “Use of Proceeds.”

Units outstanding after this offering and the private placement	45,072,448 common units, assuming Atlas America and Atlas Pipeline Holdings purchase an aggregate of 1,290,000 common units.

45,822,448 common units if the underwriters exercise their option to acquire an additional 750,000 common units, and assuming Atlas America and Atlas Pipeline Holdings purchase an aggregate of 1,290,000 common units.

Use of proceeds	We will use the net proceeds from this offering, which we estimate will be $193.9 million, and the proceeds from the private placement of common units to Atlas America and Atlas Pipeline Holdings and a $5.2 million capital contribution from our general partner, to fund the early termination of certain crude oil derivative contracts. Wachovia Bank, National Association, an affiliate of an underwriter in this offering, is the counterparty on some of these derivative contracts and, accordingly, will receive a substantial majority of the net proceeds from this offering. See “Use of Proceeds” and “Underwriting.”

Cash distribution policy	We must distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner in its discretion. The amount of this cash may be greater than or less than the minimum quarterly distribution referred to in the next paragraph. We generally make cash distributions within 45 days after the end of each quarter.

When quarterly cash distributions exceed $0.42 per unit in any quarter, our general partner receives a higher percentage of the cash distributed in excess of that amount, in increasing percentages up to 50% if the quarterly cash distribution exceeds $0.60 per unit. We refer to our general partner’s right to receive these higher amounts of cash as “incentive distribution rights.”

In connection with our acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007, our general partner agreed to allocate up to $5.0 million of incentive distributions per quarter back to us through the quarter ending June 30, 2009, and up to $3.75 million per quarter thereafter. Atlas Pipeline Holdings also agreed that the resulting allocation would be after it received the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter.

For a discussion of our cash distribution policy, please read “Our Partnership Agreement—Cash Distribution Policy” in the accompanying prospectus.

On May 15, 2008 we paid a quarterly cash distribution of $0.94 per common unit for the quarter ended March 31, 2008, to holders of record as of May 7, 2008. The $44.3 million distribution included $7.9 million paid to our general partner, after the allocation of $3.8 million of its incentive distributions back to us.

Ratio of taxable income to distributions	We estimate that if you purchase common units in this offering and own them through December 31, 2010, you will be allocated an amount of federal taxable income for that period which is less than 20% of the cash we expect to distribute for that period. We anticipate that, for taxable years beginning after December 31, 2010, the taxable income allocable to you will represent a higher percentage of cash distributed to you. Please read “Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions” in this prospectus supplement for an explanation of the basis of this estimate.

New York Stock Exchange symbol	APL.

Summary Historical and Unaudited Pro Forma Financial and Operating Data

The following table sets forth selected consolidated financial data as of and for each of the three years ended December 31, 2005, 2006 and 2007 and the three months ended March 31, 2007 and 2008. We derived the financial data for each of the years ended December 31, 2005, 2006 and 2007 and at December 31, 2005, 2006 and 2007 from our consolidated financial statements incorporated by reference in this prospectus supplement, which have been audited by Grant Thornton LLP, independent registered accountants. We derived the financial data as of and for the three months ended March 31, 2007 and 2008 from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The following table also includes unaudited pro forma financial data that reflects our historical results as adjusted on a pro forma basis to give effect to certain transactions.

The unaudited pro forma balance sheet information as of March 31, 2008 and the unaudited pro forma statement of operations information for the three months ended March 31, 2008 reflect the following transactions as if they had occurred as of March 31, 2008, in the case of the balance sheet, and January 1, 2008, in the case of the statement of operations:

•

the public offering of 5,000,000 common units hereby at an assumed offering price of $40.50 per unit for net proceeds of $193.9 million, after the underwriting discount and estimated offering expenses;

•

the private placement of a total of 1,290,000 common units to Atlas America and Atlas Pipeline Holdings concurrently with the closing of the public offering at $38.88 per unit, the assumed public offering price less underwriting discounts and commissions, for gross proceeds of approximately $50.2 million; and

•	the capital contribution by our general partner of $5.2 million to maintain its 2% general partner interest in us and our operating subsidiary.

The unaudited pro forma statement of operations information for the year ended December 31, 2007 reflects the above transactions as well as the following transactions as if they had occurred as of January 1, 2007:

•

our issuance of $8.5 million of 8.125% senior unsecured notes due 2015 to Sunlight Capital Partners, LLC in April 2007 in consideration for its agreement to amend certain provisions of our 6.5% cumulative convertible preferred units issued to Sunlight during 2006;

•	our acquisition on July 27, 2007 of the Anadarko Assets for approximately $1.9 billion;

•

the private placement of approximately 25.6 million common units, of which our general partner purchased approximately 3.8 million common units, at a purchase price of $44.00 per unit, for gross proceeds of approximately $1.1 billion and the capital contribution by our general partner of $23.1 million to maintain its 2% general partner interest in us and our operating subsidiary, the net proceeds of which were used to finance a portion of the purchase price of the Anadarko Assets; and

•

the borrowing of $830.0 million under our senior secured term loan and $300.0 million under our senior secured revolving credit facility to fund the remaining portion of the purchase price of the Anadarko Assets and related acquisition and financing costs.

The pro forma financial data do not give effect to (i) the anticipated private placement of $300.0 million of senior notes, the net proceeds of which would be used to repay indebtedness, or (ii) the intended use of net proceeds from the public offering and the private placement and the related general partner capital contribution to fund the termination of certain of our crude oil derivative contracts as described in “Use of Proceeds.” Upon termination of the derivative contracts, we expect to incur an estimated charge against earnings for the second quarter of 2008 of approximately $10.0 million, based upon estimated current commodity prices. The anticipated dollar cost of the termination of the derivative contracts is approximately

$250.0 million. The determination of which derivative contracts we will terminate, and for which production periods, will depend upon then prevailing commodity prices at the date of termination. For more information about the termination of the derivative contracts, please read “Summary—Recent Developments—Early Termination of Crude Oil Derivative Contracts.” The historical financial information for the Anadarko Assets for the period from January 1, 2007 through the date of acquisition included in the pro forma financial statement of operations have not been reviewed by independent auditors. Such financial information is based on financial information that management believes to be accurate and reliable.

In connection with the Chaney Dell and Midkiff/Benedum acquisitions, we reached an agreement with Pioneer, which currently holds an approximate 27.2% interest in the Midkiff/Benedum system, under which Pioneer will have an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system beginning on June 15, 2008 and ending on November 1, 2008, and up to an additional 7.4% interest beginning on June 15, 2009 and ending on November 1, 2009; the aggregate 22.0% additional interest can be entirely purchased during the period beginning June 15, 2009 and ending on November 1, 2009. If Pioneer fully exercises its options, it would increase its interest in the system to approximately 49.2% and would pay approximately $230.0 million, subject to certain adjustments, for the additional 22% interest. We will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options. Also in connection with the Chaney Dell and Midkiff/Benedum acquisitions, our general partner and holder of all of our incentive distribution rights agreed to allocate up to $5.0 million of incentive distributions per quarter to us through the quarter ending June 30, 2009, and up to $3.75 million per quarter after that. Atlas Pipeline Holdings also agreed that the resulting allocation would be after it received the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter.

The unaudited pro forma balance sheet and the pro forma statements of operations were derived by adjusting our historical financial statements. However, our management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial data presented are for informational purposes only and are based upon available information and assumptions that we believe are reasonable under the circumstances. The historical statements of assets acquired and liabilities assumed and of revenues and direct operating expenses of the Chaney Dell system and the Midkiff/Benedum system, which were used in the preparation of the unaudited pro forma financial data, do not reflect all of the costs of doing business. You should not construe the unaudited pro forma financial data as indicative of the combined financial position or results of operations that we, the Chaney Dell system and the Midkiff/Benedum system would have achieved had the transactions been consummated on the dates assumed. Moreover, they do not purport to represent our, the Chaney Dell system’s, or the Midkiff/Benedum system’s combined financial position or results of operations for any future date or period.

The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated and pro forma combined financial statements and the accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical statements of assets acquired and liabilities assumed and of revenues and direct operating expenses and the accompanying notes of the Chaney Dell system and the Midkiff/Benedum system, each of which is incorporated by reference in this prospectus supplement.

						Pro forma
	Year ended December 31,			Three months ended March 31,		Year ended December 31, 2007	Three months ended March 31, 2008
	2005(1)	2006(2)	2007(3)	2007	2008
	(in thousands, except per unit and operating data)
Statements of operations data:
Revenue:
Natural gas and liquids	$338,672	$391,356	$761,118	$102,176	$366,119	$1,064,312	$366,119
Transportation, compression and other fees	30,309	60,924	81,785	17,558	24,021	95,664	24,021
Other income (loss), net	2,519	12,412	(174,103)	(2,197)	(86,754)	(169,944)	(86,754)

Total revenues and other income (loss), net	371,500	464,692	668,800	117,537	303,386	990,032	303,386

Costs and expenses:
Natural gas and liquids	288,180	334,299	587,524	87,810	276,664	820,298	276,664
Plant operating	10,557	15,722	34,667	4,530	14,935	47,765	14,935
Transportation and compression	4,053	10,753	13,484	3,112	3,812	13,484	3,812
General and administrative	13,608	22,569	60,986	6,333	5,499	63,486	5,499
Depreciation and amortization	13,954	22,994	50,982	6,534	25,825	78,019	25,825
Loss on arbitration settlement, net	138	—	—	—	—	—	—
Interest	14,175	24,572	61,526	6,759	20,381	96,826	20,381
Minority interests(4)	1,083	118	3,940	—	2,090	6,231	2,090

Total costs and expenses	345,748	431,027	813,109	115,078	349,206	1,126,109	349,206

Net income (loss)	25,752	33,665	(144,309)	2,459	(45,820)	(136,077)	(45,820)
Preferred unit imputed dividend cost	—	(1,898)	(2,494)	(499)	(505)	(2,494)	(505)
Preferred unit dividends	—	—	—	—	(137)	—	(137)
Preferred unit dividend effect	—	—	(3,756)	—	—	(3,756)	—

Net income (loss) attributable to common limited partners and the general partner	$25,752	$31,767	$(150,559)	$1,960	$(46,462)	$(142,327)	$(46,462)

Balance sheet data (at period end):
Property, plant and equipment, net	$445,066	$607,097	$1,748,661	$619,537	$1,812,029		$1,812,029
Total assets	742,726	786,884	2,877,614	784,563	2,942,899		3,192,137
Total debt, including current portion	298,625	324,083	1,229,426	339,026	1,289,391		1,289,391
Total partners’ capital	329,510	379,134	1,273,960	362,134	1,220,331		1,469,569

Cash flow data:
Net cash provided by operating activities	$49,520	$45,029	$99,769	$17,287	$54,878
Net cash used in investing activities	(409,607)	(104,499)	(2,024,64)	(16,535)	(83,039)
Net cash provided by (used in) financing activities	376,110	27,028	1,935,059	(708)	18,736

Other financial data:
Gross margin(5)	$79,711	$119,071	$265,802	$31,924	$113,476	$350,101	$113,476
EBITDA(6)	52,791	82,321	(21,378)	15,752	386	49,191	386
Adjusted EBITDA(6)	56,509	86,320	185,780	19,824	74,447	256,349	74,447
Maintenance capital expenditures	$1,922	$4,649	$9,115	$772	$1,619
Expansion capital expenditures	50,576	79,182	143,775	15,857	82,450

Total capital expenditures	$52,498	$83,831	$152,890	$16,629	$84,069

	Year ended December 31,			Three months ended March 31,
	2005(1)	2006(2)	2007(3)	2007	2008
	(in thousands, except per unit and operating data)
Operating data(7):
Appalachia:
Average throughput volumes (Mcfd)	55,204	61,892	68,715	62,532	75,632
Mid-Continent:
Velma system:
Gathered gas volume (Mcfd)	67,075	60,682	62,497	61,017	62,400
Processed gas volume (Mcfd)	62,538	58,132	60,549	58,508	59,867
Residue gas volume (Mcfd)	50,880	45,466	47,234	45,689	47,138
NGL production (Bpd)	6,643	6,423	6,451	6,247	6,688
Condensate volume (Bpd)	256	193	225	200	254
Elk City system:
Gathered gas volume (Mcfd)	250,717	277,063	298,200	287,892	305,377
Processed gas volume (Mcfd)	119,324	154,047	225,783	207,253	236,403
Residue gas volume (Mcfd)	109,553	140,969	206,721	190,940	213,130
NGL production (Bpd)	5,303	6,400	9,409	8,515	10,677
Condensate volume (Bpd)	127	140	212	322	363
Chaney Dell system(8):
Gathered gas volume (Mcfd)	—	—	259,270	—	251,487
Processed gas volume (Mcfd)	—	—	253,523	—	247,861
Residue gas volume (Mcfd)	—	—	221,066	—	220,194
NGL production (Bpd)	—	—	12,900	—	12,401
Condensate volume (Bpd)	—	—	572	—	707
Midkiff/Benedum system(7):
Gathered gas volume (Mcfd)	—	—	147,240	—	142,542
Processed gas volume (Mcfd)	—	—	133,356	—	136,654
Residue gas volume (Mcfd)	—	—	94,281	—	96,612
NGL production (Bpd)	—	—	20,618	—	20,349
Condensate volume (Bpd)	—	—	1,346	—	720
NOARK system(8):
Average Ozark Gas Transmission throughput volume (Mcfd)	255,777	249,581	326,651	286,891	390,293

(1)	Includes our acquisition of Elk City on April 14, 2005, representing approximately eight and one-half months’ operations, and a 75% ownership interest in NOARK on October 31, 2005, representing approximately two months’ operations, for the year ended December 31, 2005. Operating data for the NOARK system represents 100% of its operating activity for the period described in Note 8 below.
(2)	Includes our acquisition of the remaining 25% ownership interest in NOARK on May 2, 2006, representing approximately eight months of an additional 25% ownership interest in NOARK’s operations for the year ended December 31, 2006. Operating data for the NOARK system represents 100% of its operating activity.
(3)	Includes our acquisition of control of a 100% interest in the Chaney Dell natural gas gathering system and processing plants and a 72.8% undivided joint interest in the Midkiff/Benedum natural gas gathering system and processing plants on July 27, 2007, representing approximately five months’ operations for the year ended December 31, 2007. Operating data for the Chaney Dell and Midkiff/Benedum systems represents 100% of their operating activity for the period described in Note 7 below.
(4)	For the years ended December 31, 2005 and 2006, this represents Southwestern’s 25% minority interest in the net income of NOARK. We acquired Southwestern’s 25% ownership interest on May 2, 2006. For the year ended December 31, 2007 and the three months ended March 31, 2008, this represents Anadarko’s 5% minority interest in the operating results of the Chaney Dell and Midkiff Benedum systems, which we acquired on July 27, 2007.
(5)

We define gross margin as revenue less purchased product costs. Purchased product costs include the cost of natural gas and NGLs that we purchase from third parties. Gross margin, as we define it, does not include plant operating and transportation and compression expenses as movements in gross margin generally do not result in directly correlated movements in these categories. Plant operating and transportation and compression expenses generally include the costs required to operate and maintain our pipelines and processing facilities, including salaries and wages, repair and maintenance expense, real estate taxes and other overhead costs. Our management views gross margin as an important performance measure of core profitability for our operations and as a key component of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses. The following table reconciles our net income (loss) to gross margin (in thousands):

						Pro forma
	Year ended December 31,			Three months ended March 31,		Year ended December 31, 2007	Three months ended March 31, 2008
	2005(1)	2006(2)	2007(3)	2007	2008
Net income (loss)	$25,752	$33,665	$(144,309)	$2,459	$(45,820)	$(136,077)	$(45,820)
Adjustments:
Effect of prior period items(9)	(1,090)	1,090	—	—	—	—	—
Other income (loss), net	(2,519)	(12,412)	174,103	2,197	86,754	169,944	86,754
Plant operating	10,557	15,722	34,667	4,530	14,935	47,765	14,935
Transportation and compression	4,053	10,753	13,484	3,112	3,812	13,484	3,812
General and administrative	13,608	22,569	60,986	6,333	5,499	63,486	5,499
Depreciation and amortization	13,954	22,994	50,982	6,534	25,825	78,019	25,825
Loss (gain) on arbitration settlement, net	138	—	—	—	—	—	—
Interest	14,175	24,572	61,526	6,759	20,381	96,826	20,381
Minority interests(4)	1,083	118	3,940	—	2,090	6,231	2,090
Unrecognized economic impact of Chaney Dell and Midkiff/Benedum acquisitions(10)	—	—	10,423	—	—	10,423	—

Gross margin	$79,711	$119,071	$265,802	$31,924	$113,476	$350,101	$113,476

(6)	EBITDA represents net income (loss) before net interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is calculated by adding to EBITDA other non-cash items such as compensation expenses associated with unit issuances, principally to directors and employees, and non-cash derivative gains and losses. EBITDA and Adjusted EBITDA are not intended to represent cash flow and do not represent the measure of cash available for distribution. Our method of computing EBITDA and Adjusted EBITDA may not be the same method used to compute similar measures reported by other companies. The EBITDA calculation below is different from the EBITDA calculation under our credit facility.

Certain items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing an entity’s financial performance, such as their cost of capital and tax structure, as well as historic costs of depreciable assets. We have included information concerning EBITDA and Adjusted EBITDA because they provide investors and management with additional information to better understand our operating performance and are presented solely as a supplemental financial measure. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles or as indicators of our operating performance or liquidity. The following table reconciles net income (loss) to EBITDA and EBITDA to Adjusted EBITDA (in thousands):

						Pro forma
	Year ended December 31,			Three months ended March 31,		Year ended December 31, 2007	Three months ended March 31, 2008
	2005(1)	2006(2)	2007(3)	2007	2008
Net income (loss)	$25,752	$33,665	$(144,309)	$2,459	$(45,820)	$(136,077)	$(45,820)
Adjustments:
Effect of prior period items(9)	(1,090)	1,090	—	—	—	—	—
Interest expense	14,175	24,572	61,526	6,759	20,381	96,826	20,381
Depreciation and amortization	13,954	22,994	50,982	6,534	25,825	78,019	25,825
Unrecognized economic impact of Chaney Dell and Midkiff/Benedum acquisitions(10)	—	—	10,423	—	—	10,423	—

EBITDA	$52,791	$82,321	$(21,378)	$15,752	$386	$49,191	$386
Adjustments:
Adjustments to reflect the cash impact of derivatives	(954)	(2,316)	169,424	2,277	76,856	169,424	76,856
Non-cash compensation expense (income)	4,672	6,315	36,320	1,795	(2,795)	36,320	(2,795)
Other non-cash items(11)	—	—	1,414	—	—	1,414	—

Adjusted EBITDA	$56,509	$86,320	$185,780	$19,824	$74,447	$256,349	$74,447

(7)	Volumetric data for the Chaney Dell and Midkiff/Benedum systems for the year ended December 31, 2007 represents volumes recorded for the 158-day period from July 27, 2007, the date of our acquisition, through December 31, 2007.
(8)	Volumetric data for the NOARK system for the year ended December 31, 2005 represents volumes recorded for the 62-day period from October 31, 2005, the date of our acquisition, through December 31, 2005.
(9)	During June 2006, we identified measurement reporting inaccuracies on three newly installed pipeline meters. To adjust for such inaccuracies, which relate to natural gas volume gathered during the third and fourth quarters of 2005 and first quarter of 2006, we recorded an adjustment of $1.2 million during the second quarter of 2006 to increase natural gas and liquids cost of goods sold. If the $1.2 million adjustment had been recorded when the inaccuracies arose, reported net income would have been reduced by approximately 2.7%, 8.3% and 1.4% for the third quarter of 2005, fourth quarter of 2005, and first quarter of 2006, respectively.
(10)	The acquisition of the Chaney Dell and Midkiff/Benedum systems was consummated on July 27, 2007, although the acquisition’s effective date was July 1, 2007. As such, we receive the economic benefits of ownership of the assets as of July 1, 2007. However, in accordance with generally accepted accounting principles, we have only recorded the results of the acquired assets commencing on the closing date of the acquisition. The economic benefits of ownership we received from the acquired assets from July 1 to July 27, 2007 were recorded as a reduction of the consideration paid for the assets.
(11)	Includes the cash proceeds received from the sale of our Enville plant and the non-cash loss recognized within our statements of operations.

RISK FACTORS

An investment in our common units involves risk. You should read carefully the risk factors described below, in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference herein, before making a decision to invest in our common units. You should consider carefully these risk factors together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our common units.

Due to the accounting of our derivative contracts, increases in prices for natural gas, crude oil and NGLs could result in non-cash balance sheet reductions.

With the objective of enhancing the predictability of future revenues, from time to time we enter into natural gas, natural gas liquids and crude oil derivative contracts. We account for these derivative contracts by applying the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Due to the mark-to-market accounting treatment for these derivative contracts, we could recognize incremental derivative liabilities between reporting periods resulting from increases or decreases in reference prices for natural gas, crude oil and NGLs, which could result in our recognizing a non-cash loss in our consolidated statements of operations or through accumulated other comprehensive income (loss) and a consequent non-cash decrease in our partners’ capital between reporting periods. Any such decrease could be substantial. In addition, we may be required to make a cash payment upon the termination of any of these derivative contracts.

As of June 11, 2008, the fair value of our aggregate derivative contracts was a liability of approximately $714.5 million as compared to $265.9 million at March 31, 2008. Of the $448.6 million increase in derivative liability, which represents the change in fair value of open derivative contracts, approximately $322.3 million would reduce second quarter GAAP earnings if recorded at current commodity prices and the balance would be recognized in accumulated other comprehensive loss, subject, in either case, to further changes resulting from changes in commodity prices. Our intended termination of derivative contracts, discussed in “Summary—Recent Developments—Early Termination of Crude Oil Derivative Contracts,” will reduce our hedge liabilities by $250.0 million. As required under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” we will reclassify amounts included in accumulated other comprehensive loss attributable to these derivative contracts within partners’ capital, if the fair values of these derivative contracts remain at current market values, to our consolidated statements of operations in the month the hedged commodity is sold. However, we will simultaneously recognize revenue from our physical sale of natural gas, NGLs and crude oil at then-prevailing market commodity prices, which will be netted against the reclassified derivative losses recognized. After netting such losses and such revenues, the result will be that, at the time of sale of the hedged commodities, we will recognize revenue within our consolidated statements of operations at the price established by our derivative contracts for the respective commodities and periods and not at the prevailing market price.

Our hedging activities do not eliminate our exposure to fluctuations in commodity prices and interest rates and may reduce our cash flow and subject our earnings to increased volatility.

Our operations expose us to fluctuations in commodity prices. We utilize derivative contracts related to the future price of crude oil, natural gas and NGLs with the intent of reducing the volatility of our cash flows due to fluctuations in commodity prices. We also have exposure to interest rate fluctuations as a result of variable rate debt under our term loan and revolving credit facility. We have entered into interest rate swap agreements to convert a portion of this variable rate debt to a fixed rate obligation, thereby reducing our exposure to market rate fluctuations.

We have entered into derivative transactions related to only a portion of our crude oil, natural gas and NGL volume and our variable rate debt. As a result, we will continue to have direct commodity price risk and interest rate risk with respect to the unhedged portion of these items. To the extent we hedge our commodity price and interest rate risk using certain derivative contracts, we will forego the benefits we would otherwise experience if commodity prices or interest rates were to change in our favor.

Even though our hedging activities are monitored by management, these activities could reduce our cash flow in some circumstances, including if the counterparty to the hedging contract defaults on its contract obligations, if there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices received or, with regard to commodity derivatives, if production is less than expected. With respect to commodity derivative contracts, if the actual amount of production is lower than the amount that is subject to our derivative instruments, we might be forced to satisfy all or a portion of derivative transactions without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a reduction of our cash flow. In addition, we have entered into proxy hedges with respect to our NGLs, typically using crude oil derivative contracts, based upon the historical price correlation between crude oil and NGLs. Certain of these proxy hedges have become less effective as a result of significant increases in the price of crude oil and less significant increases in the price of ethane and propane. After the early termination of certain of these crude oil derivative contracts in connection with this offering, a portion of our ethane and propane equity volume will remain subject to proxy hedges in 2008, 2009 and, to a greater extent, 2010. If these proxy hedges remain less effective, our settlement of the contracts could result in significant costs to us. Please see “Summary—Recent Developments—Early Termination of Crude Oil Derivative Contracts.”

The accounting standards regarding hedge accounting are complex, and even when we engage in hedging transactions that are effective economically, these transactions may not be considered effective for accounting purposes. Accordingly, our financial statements may reflect volatility due to these derivatives, even when there is no underlying economic impact at that point. In addition, it is not always possible for us to engage in a derivative transaction that completely mitigates our exposure to commodity prices and interest rates. Our financial statements may reflect a gain or loss arising from an exposure to commodity prices and interest rates for which we are unable to enter into a completely effective hedge transaction.

A substantial amount of our common units may be sold in the future, which could reduce the market price of our outstanding common units.

In July 2007, we completed a private placement of 25.6 million common units. The common units sold in the private placement are subject to a registration rights agreement entered into in connection with the transaction. On November 28, 2007 a registration statement was declared effective by the SEC which included approximately 27.3 million of our common units, comprising:

•	the common units sold in the private placement in July 2007 that were requested by the holders to be registered;

•	common units held by our general partner and Atlas Pipeline Holdings; and

•	common units held by certain members of our management.

In addition, 2,100,000 common units issuable upon the conversion of our cumulative convertible preferred units have been registered pursuant to a registration statement that was declared effective by the SEC on September 12, 2006. If the institutional purchasers in the private placement discussed above or the holders of other common units that have been registered for sale under the registration statements were to sell a substantial portion of their common units, then the market price of our outstanding common units may decline.

Risks Inherent in an Investment in Us

You will have very limited voting rights and ability to control management, which may diminish the price at which the common units will trade.

Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its managing board on an annual or other continuing basis. The managing board of our general partner is chosen by the sole member of our general partner, Atlas Pipeline Holdings.

In addition, our general partner may be removed only upon the vote of the holders of at least 66 2/3% of the outstanding common units, excluding common units held by our general partner and its affiliates, and a successor general partner must be elected by a vote of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. Further, if any person or group, other than our general partner or its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights for all of its units. These provisions have the practical effect of making removal of our general partner difficult. Our partnership agreement requires that amendments to our partnership agreement must first be proposed or consented to by our general partner before they can be considered by unitholders. As a result, unitholders will not be able to initiate amendments to our partnership agreement not supported by our general partner. These provisions may diminish the price at which the common units trade.

Our partnership agreement contains provisions that will discourage attempts to change control of us, which may diminish the price at which the common units trade and may prevent a change of control even if doing so would be beneficial to the holders of common units.

Our partnership agreement contains provisions that may discourage a person or group from attempting to remove our general partner or otherwise seeking to change our management. As described in the immediately preceding risk factor, any person or group, other than our general partner or its affiliates, that acquires beneficial ownership of 20% or more of any class of units will lose voting rights for all of its units. In addition, if our general partner is removed under circumstances where cause does not exist and our general partner does not consent to that removal, then:

•

the obligations of Atlas America and Atlas Energy under the omnibus agreement to connect wells to our Appalachian Basin gathering systems and to provide assistance for the expansion of our Appalachian Basin gathering systems will terminate;

•	the obligations of Atlas America and Atlas Energy under the master natural gas gathering agreement will terminate as to any future wells drilled and completed by them; and

•	our general partner will have the right to convert its general partner interest and incentive distribution rights into common units or receive cash in exchange for those interests.

These provisions may diminish the price at which the common units trade. These provisions may also prevent a change of control of us even if a change of control would be beneficial to the holders of the common units.

We may issue additional common units or securities senior to the common units without your approval, which would dilute existing unitholders’ interests.

Our general partner can cause us to issue additional common units without the approval of unitholders. We may also issue securities senior to the common units without the approval of unitholders. The issuance of additional common units or senior securities may dilute the value of the interests of the existing unitholders in our net assets and dilute the interests of unitholders in distributions by us.

Atlas America and its affiliates, including Atlas Energy, have conflicts of interest and limited fiduciary responsibilities, which may permit them to favor their own interests to the detriment of our unitholders.

Atlas Pipeline Holdings, an affiliate of Atlas America, owns and controls our general partner, which also owns a 13.8% limited partner interest in us. We do not have any employees and rely solely on employees of Atlas America and its affiliates who serve as our agents, including all of the senior managers who operate our business. A number of officers and employees of Atlas America also own interests in us. Conflicts of interest may arise between Atlas America, our general partner and their affiliates, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over our interests and the interests of our unitholders. These conflicts include, among others, the following situations:

•

Employees of Atlas America who provide services to us also devote significant time to the businesses of Atlas America and Atlas Energy in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the employees who provide services to us, which could result in insufficient attention to the management and operation of our business.

•

Neither our partnership agreement nor any other agreement requires Atlas America and Atlas Energy to pursue a future business strategy that favors us or, apart from our agreements with Atlas America and Atlas Energy relating to our Appalachian region operations, use our assets for transportation or processing services we provide. Atlas America and Atlas Energy directors and officers have a fiduciary duty to make these decisions in the best interests of their respective security holders.

•

Our general partner is allowed to take into account the interests of parties other than us, such as Atlas America, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to us.

•	Our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including our agreements with Atlas America and Atlas Energy.

•	Our general partner has limited its liability, and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

•

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional limited partner securities and reserves, each of which can affect the amount of cash that we distribute to unitholders.

•	Our general partner determines which costs incurred by it and its affiliates are reimbursable by us.

•

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	Our general partner and its affiliates are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses.

•	Our general partner decides whether to retain separate counsel, accountants, or others to perform services for us.

Conflicts of interest with Atlas America and its affiliates, including the foregoing factors, could exacerbate periods of lower or declining performance, or otherwise reduce our gross margin and cash flows.

Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering, our general partner and its affiliates will own approximately 12.8% of the common units, assuming the conversion of the outstanding preferred units.

You could be liable for any and all of our obligations if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and we conduct business in a number of other states. The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the other states in which we do business. You could be liable for any and all of our obligations as if you were a general partner if your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

Tax Risks to Common Unitholders

For a discussion of the expected material federal income tax consequences of owning and disposing of common units, see “Tax Consequences” in this prospectus supplement.

The IRS could treat us as a corporation, which would substantially reduce the cash available for distribution to unitholders.

The federal income tax benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us. We have, however, received an opinion of Ledgewood, counsel to us and our general partner, that we will be classified as a partnership for federal income tax purposes. Opinions of counsel are based on specific factual assumptions and are not binding on the IRS or any court.

If we were classified as a corporation for federal income tax purposes, we would pay tax on our income at the corporate tax rate, which is currently 35%. Distributions would generally be taxed again to the unitholders as corporate distributions, and no income, gains, losses or deductions would flow through to unitholders. Because a tax would be imposed upon us as an entity, the cash available for distribution to you would be substantially reduced, likely causing a substantial reduction in the value of the common units.

We cannot assure you that the law will not be changed and cause us to be treated as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then specified provisions of the partnership agreement will be subject to change, including a decrease in distributions to reflect the impact of that law on us.

We may incur significant legal, accounting and related costs if the IRS challenges the federal income tax positions we take.

We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus supplement or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain counsel’s conclusions or the positions we take. A court may not concur with our conclusions. Any contest with the IRS may materially and negatively impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees and expenses, will be borne directly or indirectly by our unitholders and our general partner.

You may be required to pay taxes on income from us even if you do not receive cash distributions.

You will be required to pay federal income taxes and, in certain cases, state and local income taxes on your allocable share of our income, whether or not you receive cash distributions from us. We cannot assure you that you will receive cash distributions equal to your allocable share of our taxable income or even equal to the tax liability to you resulting from that income. Further, you may incur a tax liability in excess of the amount of cash received upon the sale of your common units or upon our liquidation.

In prior taxable years, unitholders received cash distributions that exceeded the amount of taxable income allocated to the unitholders. This excess was partially the result of depreciation deductions, but was primarily the result of special allocations to our general partner of taxable income earned by our operating subsidiary, which caused a corresponding reduction in the amount of taxable income allocable to us. Since these special allocations increase our general partner’s capital account, it will receive an increased distribution upon our liquidation and distributions to unitholders will be correspondingly reduced.

Tax gain or loss on disposition of common units could be different than expected.

Upon the sale of common units, you will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in those common units. Prior distributions in excess of the net taxable income you were allocated for a common unit which decreased your tax basis in that common unit will, in effect, become taxable income if you sell the common unit at a price greater than your tax basis in that common unit, even if the price is less than your original cost. A substantial portion of the amount realized, whether or not representing gains, may be ordinary income. Furthermore, should the IRS successfully contest our conventions, including our method of allocating income and loss as between transferors and transferees, you could realize more gain on the sale of common units than would be the case under those conventions without the benefit of decreased income in prior years.

Investors, other than individuals who are U.S. residents, may have adverse tax consequences from owning units.

Investment in common units by tax-exempt entities, regulated investment companies and foreign persons raises issues unique to them. For example, virtually all of our income will be unrelated business taxable income and will be taxable to organizations exempt from federal income tax, including IRAs and other retirement plans. Distributions to foreign persons will be reduced by withholding taxes.

We treat a purchaser of common units as having the same tax benefits without regard to the actual common units purchased; the IRS may challenge this treatment which could reduce the value of the units.

Because we cannot match transferors and transferees of common units, we will take certain tax positions that may not conform with all aspects of proposed and final Treasury regulations. For example, upon a transfer of units, we treat a portion of the Section 743(b) adjustment to a common unitholder’s tax basis in our assets as amortizable over the same remaining life and by the same method as the unamortized book-tax disparity for the underlying assets, or nonamortizable if the underlying assets are nonamortizable. A successful IRS challenge to those conventions, including our method of amortizing Section 743(b) adjustments, could reduce the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

You will likely be subject to state and local taxes as a result of an investment in common units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes imposed by the various jurisdictions in which we do business or own property. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which we do business or own property. Further, you may be subject to penalties for failure to comply with those requirements. We currently own assets and do business in Arkansas, Texas, Oklahoma, Ohio, Kansas, Missouri, Pennsylvania, New York and Tennessee. Each of these states, except Texas, currently imposes a personal income tax. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

The sale or exchange of 50% or more of our capital and profits interests during any 12-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Please read “Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees.”

We have adopted certain valuation methodologies that may result in a shift of income, gain, loss and deduction between the general partner and the unitholders. The IRS may challenge this treatment, which could adversely affect the value of the common units.

When we issue additional units or engage in certain other transactions, we determine the fair market value of our assets and allocate any unrealized gain or loss attributable to our assets to the capital accounts of our unitholders and our general partner. Our methodology may be viewed as understating the value of our assets. In that case, there may be a shift of income, gain, loss and deduction between certain unitholders and the general partner, which may be unfavorable to such unitholders. Moreover, under our valuation methods, subsequent purchasers of common units may have a greater portion of their Internal Revenue Code Section 743(b) adjustment allocated to our tangible assets and a lesser portion allocated to our intangible assets. The IRS may challenge our valuation methods, or our allocation of the Section 743(b) adjustment attributable to our tangible and intangible assets, and allocations of income, gain, loss and deduction between the general partner and certain of our unitholders.

A successful IRS challenge to these methods or allocations could adversely affect the amount of taxable income or loss being allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

USE OF PROCEEDS

We will receive net proceeds of approximately $193.9 million from the sale of the common units we are offering after deducting the underwriting discounts and estimated offering expenses payable by us. In addition, we will receive proceeds of $50.2 million from the private placement of common units to Atlas America and Atlas Pipeline Holdings and approximately $5.2 million of proceeds from the capital contribution by our general partner to maintain its aggregate 2% general partner interest in us and our operating subsidiary. We expect to receive net proceeds of approximately $227.8 million, including the capital contribution by our general partner, if the underwriters’ option to acquire additional common units is exercised in full.

We intend to use all of the net proceeds from this offering, including the net proceeds from the exercise of the underwriters’ option to acquire additional common units, if any, the concurrent sale of common units to Atlas America and Atlas Pipeline Holdings and our general partner’s related capital contribution to fund the early termination of certain of our crude oil derivative contracts as discussed under “Summary—Recent Developments—Early Termination of Crude Oil Derivative Contracts.” Wachovia Bank, National Association, an affiliate of an underwriter in this offering, is the counterparty on some of the hedges being terminated and, accordingly, will receive a substantial majority of the net proceeds from this offering. Please read “Underwriting.”

Shortly following the closing of this offering, subject to market conditions, we expect to issue approximately $300.0 million in principal amount of senior notes in a private placement to qualified institutional buyers. The completion of this offering is not conditioned upon the completion of the private placement of senior notes or vice versa. We expect to use the net proceeds from the private placement of senior notes to repay indebtedness outstanding under our term loan and revolving credit facility. We do not expect to use the senior notes proceeds to terminate additional derivative contracts.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2008 (i) on an actual basis and (ii) on an as adjusted basis to give effect to this offering and the concurrent private placement of 1,290,000 common units to Atlas America and Atlas Pipeline Holdings, at the estimated net offering price in this offering of $38.88, and a $5.2 million capital contribution by our general partner to maintain its aggregate 2% general partner interest in us and our operating subsidiary. The table does not give effect to (i) the anticipated private placement of $300.0 million of senior notes, the net proceeds of which would be used to repay indebtedness, or (ii) the intended use of net proceeds from the public offering and the private placement and the related general partner capital contribution to fund the termination of certain of our crude oil derivative contracts as described in “Use of Proceeds.”

This table should be read in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 incorporated by reference in this prospectus supplement.

	As of March 31, 2008
	Actual	Pro forma
	(In thousands)
Cash and cash equivalents	$2,555	$251,793

Total debt:
Senior secured credit facility:
Revolving credit facility	$165,000	$165,000
Term loan	830,000	830,000

Total senior secured debt	995,000	995,000
Senior unsecured notes(1)	293,524	293,524
Other	26	26

Total debt	1,288,550	1,288,550

Partners’ capital:
Preferred limited partner’s interests	37,718	37,718
Common limited partners’ interests	1,178,189	1,422,244
General partner’s interests	30,246	35,429
Accumulated other comprehensive loss	(25,822)	(25,822)

Total partners’ capital	1,220,331	1,469,569

Total capitalization	$2,508,881	$2,758,119

(1)	Does not include $0.8 million of unamortized premiums received in connection with the May 2006 issuance of $35.0 million of senior notes issued at 103% of par value.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

As of June 16, 2008, we had 38,782,448 common units outstanding held by 137 holders of record, including common units held in street name. As of May 14, 2004, our common units trade on the New York Stock Exchange under the symbol “APL.” Before that, our common units were traded on the American Stock Exchange under the symbol “APL.” In connection with our initial public offering in January 2000, we issued 1,641,026 subordinated units to our general partner, all of which converted into common units on January 1, 2005.

The following table sets forth the range of high and low sales prices of our common units and cash distributions on our common units for the periods indicated. The last reported sale price of our common units on the New York Stock Exchange on June 16, 2008 was $40.50 per unit.

	High	Low	Distributions declared(1)
Fiscal 2008
Second quarter (through June 16, 2008)	$44.00	$39.90	$—	(2)
First quarter	45.99	38.75	0.94

Fiscal 2007
Fourth quarter	$49.58	$41.92	$0.93
Third quarter	55.50	42.62	0.91
Second quarter	56.88	47.81	0.87
First quarter	51.70	46.64	0.86

Fiscal 2006
Fourth quarter	$49.56	$43.10	$0.86
Third quarter	44.60	40.15	0.85
Second quarter	42.90	39.55	0.85
First quarter	43.00	39.80	0.84

Fiscal 2005
Fourth quarter	$49.21	$39.45	$0.83
Third quarter	49.72	43.75	0.81
Second quarter	46.39	41.25	0.77
First quarter	49.00	40.00	0.75

(1)	Distributions are shown in the quarter with respect to which they were declared.
(2)	Distribution not yet declared.

UNAUDITED PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial data reflects our historical results as adjusted on a pro forma basis to give effect to our July 2007 and June 2008 private placements of common units, the completion of the Chaney Dell and Midkiff/Benedum acquisitions, the April 2007 issuance of senior unsecured notes, and this offering and the application of the net proceeds as described under “Use of Proceeds.” The acquisition and the offering adjustments are described in the notes to the unaudited pro forma financial data. The unaudited pro forma financial data and accompanying notes should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical financial statements and related notes and the historical financial statements and related notes of the Chaney Dell System and the Midkiff/Benedum System incorporated by reference in this prospectus supplement.

The unaudited pro forma balance sheet information as of March 31, 2008 and the unaudited pro forma statement of operations information for the three months ended March 31, 2008 reflect the following transactions as if they had occurred as of March 31, 2008, in the case of the balance sheet, and January 1, 2008, in the case of the statement of operations:

•

the public offering of 5,000,000 common units hereby at an assumed offering price of $40.50 per unit for net proceeds of $193.9 million, after the underwriting discount and estimated offering expenses;

•

the private placement of a total of 1,290,000 common units to Atlas America and Atlas Pipeline Holdings concurrently with the closing of the public offering at $38.88 per unit, the assumed public offering price less underwriting discounts and commissions, for gross proceeds of approximately $50.2 million; and

•	the capital contribution by our general partner of $5.2 million to maintain its 2% general partner interest in us and our operating subsidiary.

The unaudited pro forma statement of operations information for the year ended December 31, 2007 reflects the above transactions as well as the following transactions as if they had occurred as of January 1, 2007:

•

our issuance of $8.5 million of 8.125% senior unsecured notes due 2015 to Sunlight Capital Partners, LLC in April 2007 in consideration for its agreement to amend certain provisions of our 6.5% cumulative convertible preferred units issued to Sunlight during 2006;

•	our acquisition on July 27, 2007 of the Anadarko Assets for approximately $1.9 billion;

•

the private placement of approximately 25.6 million common units, of which our general partner purchased approximately 3.8 million common units, at a purchase price of $44.00 per unit, for gross proceeds of approximately $1.1 billion and the capital contribution by our general partner of $23.1 million to maintain its 2% general partner interest in us and our operating subsidiary, the net proceeds of which were used to finance a portion of the purchase price of the Anadarko Assets; and

•

the borrowing of $830.0 million under our senior secured term loan and $300.0 million under our senior secured revolving credit facility to fund the remaining portion of the purchase price of the Anadarko Assets and related acquisition and financing costs.

The pro forma financial statements do not give effect to (i) the anticipated private placement of $300.0 million of senior notes, the net proceeds of which would be used to repay indebtedness, or (ii) the intended use of net proceeds from the public offering and the private placement and the related general partner capital contribution to fund the termination of certain of our crude oil derivative contracts as described in “Use of Proceeds.” Upon termination of the derivative contracts, we expect to incur an estimated charge against earnings for the second quarter of 2008 of approximately $10.0 million, based upon estimated current commodity prices. The anticipated dollar cost of the termination of the derivative contracts is approximately $250.0 million. The determination of which derivative contracts we will terminate, and for which production periods, will depend upon then prevailing commodity prices at the date of termination. For more information about the termination of the derivative contracts, please read “Summary—Recent Developments—Early Termination of Crude Oil Derivative Contracts.” The historical financial information for the Anadarko Assets for the period from January 1, 2007 through the date of acquisition included in the pro forma financial statement of operations have not been reviewed by independent auditors. Such financial information is based on financial information that management believes to be accurate and reliable.

In connection with the Chaney Dell and Midkiff/Benedum acquisitions, we reached an agreement with Pioneer which currently holds an approximate 27.2% interest in the Midkiff/Benedum system, under which Pioneer will have an option to buy up to an additional 14.6% interest in the Midkiff/Benedum system beginning on June 15, 2008 and ending on November 1, 2008, and up to an additional 7.4% interest beginning on June 15, 2009 and ending on November 1, 2009 (the aggregate 22.0% additional interest can be entirely purchased during the period beginning June 15, 2009 and ending on November 1, 2009). If the option is fully exercised, Pioneer would increase its interest in the system to approximately 49.2%. Pioneer would pay approximately $230.0 million, subject to certain adjustments, for the additional 22% interest if fully exercised. We will manage and control the Midkiff/Benedum system regardless of whether Pioneer exercises the purchase options. Also in connection with the Chaney Dell and Midkiff/Benedum acquisitions, our general partner and holder of all of our incentive distribution rights agreed to allocate up to $5.0 million of incentive distributions per quarter to us through the quarter ending June 30, 2009 and up to $3.75 million per quarter after that. Atlas Pipeline Holdings also agreed that the resulting allocation would be after it received the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter.

The unaudited pro forma balance sheet and the pro forma statements of operations were derived by adjusting our historical financial statements. However, our management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial data presented are for informational purposes only and are based upon available information and assumptions that we believe are reasonable under the circumstances. You should not construe the unaudited pro forma financial data as indicative of the combined financial position or results of operations that we, the Chaney Dell system and the Midkiff/Benedum System would have achieved had the transactions been consummated on the dates assumed. Moreover, they do not purport to represent our, the Chaney Dell system’s, or the Midkiff/Benedum system’s combined financial position or results of operations for any future date or period.

With regard to the calculation of pro forma net income (loss) per common limited partner unit, the general partner’s interest in net income (loss) is calculated on a quarterly basis based upon its 2% interest and incentive distributions, with a priority allocation of net income in an amount equal to the general partner’s actual incentive distributions paid for the respective period, in accordance with the partnership agreement, and the remaining net income or loss allocated with respect to the general partner’s and limited partners’ ownership interests.

ATLAS PIPELINE PARTNERS, L.P.

PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

MARCH 31, 2008

(in thousands)

	Historical Atlas Pipeline	Offering adjustments		Pro forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,555	$249,238	(a)	$251,793
Accounts receivable—affiliates	7,323	—		7,323
Accounts receivable	192,229	—		192,229
Prepaid expenses and other current assets	18,278	—		18,278

Total current assets	220,385	249,238		469,623

PROPERTY AND EQUIPMENT
Gas gathering and transmission facilities	1,910,056	—		1,910,056
Less—accumulated depreciation	(98,027)	—		(98,027)

Net property and equipment	1,812,029	—		1,812,029

GOODWILL	676,802	—		676,802
INTANGIBLES	212,815	—		212,815
OTHER ASSETS, NET	20,868	—		20,868

	$2,942,899	$249,238		$3,192,137

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Current portion of long-term debt	$26	$—		$26
Accounts payable	19,431	—		19,431
Accrued liabilities	40,246	—		40,246
Current portion of derivative liability	113,504	—		113,504
Accrued producer liabilities	104,757	—		104,757

Total current liabilities	277,964	—		277,964

LONG-TERM DERIVATIVE LIABILITY	154,595	—		154,595
LONG-TERM DEBT, LESS CURRENT PORTION	1,289,365	—		1,289,365
OTHER LONG-TERM LIABILITY	644	—		644

PARTNERS’ CAPITAL:
Preferred limited partners’ interests	37,718	—		37,718
Common limited partners’ interests	1,178,189	244,055	(a)	1,422,244
General partner’s interest	30,246	5,183	(a)	35,429
Accumulated other comprehensive loss	(25,822)	—		(25,822)

Total partners’ capital	1,220,331	249,238		1,469,569

	$2,942,899	$249,238		$3,192,137

ATLAS PIPELINE PARTNERS, L.P.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2007

(in thousands, except per unit data)

	Historical Atlas Pipeline	Historical Anadarko Chaney Dell System	Historical Anadarko Midkiff/ Benedum System	Acquisition and other adjustments		Offering adjustments	Pro forma
REVENUE:
Natural gas and liquids	$761,118	$167,734	$135,460	$—		$—	$1,064,312
Transportation, compression and other fees	81,785	13,671	208	—		—	95,664
Other income (loss), net	(174,103)	—	—	4,159	(b)	—	(169,944)

Total revenue and other income (loss), net	668,800	181,405	135,668	4,159		—	990,032

COSTS AND EXPENSES:
Natural gas and liquids	587,524	136,460	96,314	—		—	820,298
Plant operating	34,667	6,175	6,923	—		—	47,765
Transportation and compression	13,484	—	—	—		—	13,484
General and administrative	60,986	—	—	2,500	(c)	—	63,486
Depreciation and amortization	50,982	—	—	27,037	(d)	—	78,019
Minority interest	3,940	—	—	2,291	(e)	—	6,231
Interest	61,526	—	—	34,180	(f)	—	96,826
				915	(g)
				205	(h)

Total costs and expenses	813,109	142,635	103,237	67,128		—	1,126,109

Net income (loss)	(144,309)	38,770	32,431	(62,969)		—	(136,077)
Preferred unit imputed dividend cost	(2,494)	—	—	—			(2,494)
Preferred unit dividends	(3,756)	—	—	—		—	(3,756)

Net income (loss) attributable to common limited partners and the general partner	$(150,559)	$38,770	$32,431	$(62,969)		$—	$(142,327)

Allocation of net income (loss) attributable to common limited partners and the general partner:
Common limited partners’ interest	$(163,071)						$(155,005	)(i)
General limited partner’s interest	12,512						12,678	(i)

Net income (loss) attributable to common limited partners and the general partner	$(150,559)						$(142,327)

Net income (loss) attributable to common limited partners per unit:
Basic	$(6.75)						$(3.45)

Diluted	$(6.75)						$(3.45)

Weighted average common limited partner units outstanding:
Basic	24,171						44,961	(j)

Diluted	24,171						44,961	(j)(k)

ATLAS PIPELINE PARTNERS, L.P.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2008

(in thousands, except per unit data)

	Historical Atlas Pipeline	Offering adjustments	Pro forma
REVENUE:
Natural gas and liquids	$366,119	$—	$366,119
Transportation, compression and other fees	24,021	—	24,021
Other loss, net	(86,754)	—	(86,754)

Total revenue and other loss, net	303,386	—	303,386

COSTS AND EXPENSES:
Natural gas and liquids	276,664	—	276,664
Plant operating	14,935	—	14,935
Transportation and compression	3,812	—	3,812
General and administrative	5,499	—	5,499
Depreciation and amortization	25,825	—	25,825
Minority interest	2,090	—	2,090
Interest	20,381	—	20,381

Total costs and expenses	349,206	—	349,206

Net loss	(45,820)	—	(45,820)
Preferred unit imputed dividend cost	(505)	—	(505)
Preferred unit dividends	(137)	—	(137)

Net loss attributable to common limited partners and the general partner	$(46,462)	$—	$(46,462)

Allocation of net loss attributable to common limited partners and the general partner:
Common limited partners’ interest	$(52,387)		$(52,387	)(i)
General limited partner’s interest	5,925		5,925	(i)

Net loss attributable to common limited partners and the general partner	$(46,462)		$(46,462)

Net loss attributable to common limited partners per unit:
Basic	$(1.35)		$(1.16)

Diluted	$(1.35)		$(1.16)

Weighted average common limited partner units outstanding:
Basic	38,763		45,053	(j)

Diluted	38,763		45,053	(j)(k)

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a)	To (1) reflect the net proceeds from this offering of $193.9 million after estimated offering costs of $8.6 million, assuming 5,000,000 common units at a price of $40.50 per unit, and a $4.2 million capital contribution by our general partner to maintain its 2% general partner interest and (2) reflect net proceeds of $50.2 million from the private placement of common units to Atlas America and Atlas Pipeline Holdings, assuming 1,290,000 common units at a net price of $38.88 per unit, and a $1.0 million capital contribution by our general partner. We intend to use the $249.2 million of estimated net proceeds from this offering, the private placement of common units and the capital contribution by our general partner to fund the early termination of certain of our crude oil derivative contracts as described in “Use of Proceeds.” The termination of these agreements is expected to occur in June 2008. Upon termination of the derivative contracts, we expect to incur an estimated charge against earnings for the second quarter of 2008 of approximately $10.0 million, based upon estimated current commodity prices. The amount of derivative contracts to be terminated and the associated charge to earnings will depend upon then prevailing commodity prices at the date of termination, which are subject to change.

(b)	To reflect interest income on the $1.85 billion note receivable issued by the joint ventures to Anadarko in connection with the formation of the joint ventures for the purpose of us acquiring the Anadarko Assets.

(c)	To reflect estimated indirect costs expected to be incurred for the Anadarko Assets for the respective periods as the amounts included for the Anadarko Assets only represent revenues and direct operating expenses.

(d)	To reflect the adjustment to depreciation expense for the Anadarko Assets based upon the estimated fair value allocated to the assets acquired and calculated using the estimated depreciable lives ranging from 3 to 40 years and the straight-line depreciation method.

(e)	To reflect Anadarko’s 5% member interest in the operating results of the joint ventures formed in connection with our acquisition of control of the Anadarko Assets.

(f)	To reflect the adjustments to interest expense resulting from the issuance of an $830.0 million senior secured term loan and $15.0 million of borrowings under our new $300.0 million senior secured revolving credit facility, both of which were used to finance the acquisition of the Anadarko Assets and related acquisition and financing costs, at an interest rate at the date of the acquisition of approximately 8.1%.

(g)	To reflect the amortization of deferred financing costs related to our senior secured term loan and credit facility over each borrowing instrument’s respective term.

(h)	To adjust interest expense upon the $8.5 million of senior unsecured notes issued in April 2007 with regard to the preferred unit dividend. In April 2007, we and the holder of our preferred units, Sunlight Capital Partners, LLC, agreed to amend our agreement for the sale of the preferred units. In consideration of this consent, we issued $8.5 million of our 8.125% senior unsecured notes due 2015 to Sunlight Capital. With respect to this issuance of senior unsecured notes to Sunlight Capital, we reduced net income attributable to common limited partners and the general partner in April 2007 by $3.8 million of this amount, which is the portion deemed to be attributable to the concessions of the common limited partners and the general partner to the preferred unitholder, on our consolidated statements of operations.

(i)	It is impracticable to determine what cash available for distribution would have been on a pro forma basis. Accordingly, the allocation of net income between the general partner and the limited partners reflects historical incentive distributions.

(j)	To reflect the adjustment of our outstanding limited partner units as a result of this offering and the private placement of common units noted previously.

(k)	For the year ended December 31, 2007 and the three months ended March 31, 2008, approximately 524,000 and 978,000 phantom units, respectively, were excluded from the computation of diluted net income (loss) attributable to common limited partner units because the inclusion of such units would have been anti-dilutive. Also, for the year ended December 31, 2007 and the three months ended March 31, 2008, potential common limited partner units issuable upon conversion of our 40,000 $1,000 par value cumulative convertible preferred limited partner units were excluded from the computation of diluted net income (loss) attributable to common limited partners as the impact of the conversion would have been anti-dilutive.

TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Ledgewood, P.C., tax counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not address all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge you to consult, and depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to you of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Ledgewood and are based on the accuracy of the representations made by us.

We have not received, and will not request, a ruling from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Ledgewood. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Ledgewood has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”);

•

whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and

•	whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Disposition of Common Units—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal income tax liability, regardless of whether cash distributions are made to it by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in its partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “qualifying income exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 1% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Ledgewood is of the opinion that at least 90% of our current gross income constitutes qualifying income.

We have not received, and will not seek, a ruling from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Ledgewood that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and each of our operating subsidiaries will be classified as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Ledgewood has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Ledgewood has relied are:

•	Neither we nor our operating partnership or any operating subsidiary has elected or will elect to be treated as a corporation; and

•

For each taxable year, more than 90% of our gross income will be income that Ledgewood has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the qualifying income exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation of us as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Ledgewood’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Counsel is also of the opinion, based upon and in reliance upon those same representations set forth under “—Partnership Status,” that

•	assignees who have executed and delivered transfer applications and are awaiting admission as limited partners, and

•

unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Counsel’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his or her status as a partner with respect to such units for federal income tax purposes. See “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as our partners for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income. We do not pay any federal income tax. Instead, each unitholder is required to report on his or her income tax return his or her allocable share of our income, gains, losses and deductions without regard to whether we make cash distributions to that unitholder. Consequently, we may allocate income to our unitholders although we have made no cash distribution to them. Each unitholder will be required to include in income his or her allocable share of our income, gain, loss and deduction for our taxable year ending with or within his or her taxable year.

Treatment of Distributions. Our distributions generally will not be taxable for federal income tax purposes to the extent of a unitholder’s tax basis in his or her common units immediately before the distribution. Our cash distributions in excess of that tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. See “—Limitations on Deductibility of Our Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his or her share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his or her tax basis in our common units, if the distribution reduces his or her share of our “unrealized receivables,” including depreciation recapture, or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, known collectively as “Section 751 assets.” To that extent, a unitholder will be treated as having been distributed his or her proportionate share of the Section 751 assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him or her. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income under Section 751(b) of the Internal Revenue Code. That income will equal the excess of:

•	the non-pro rata portion of that distribution over

•	his or her tax basis for the share of Section 751 assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions. We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through December 31, 2010 will be allocated an amount of federal taxable income for that period that will be less than 20% of the cash distributed with respect to that period. The ratio of taxable income to cash distributions may increase after the taxable year ending December 31, 2010. These estimates are based upon assumptions with respect to gross income from operations, capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. The actual taxable income that will be allocated as a percentage of distributions could be higher or lower than our estimate of less than 20%, and any difference could be material and could materially affect the value of the common units.

For example, the ratio of allocable taxable income to cash distributions could be greater, and perhaps substantially greater, than 20% with respect to the period described above if:

•	gross income from operations exceeds the amount required to make the minimum quarterly distribution on all units, yet we only distribute the minimum quarterly distribution on all units or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

In prior taxable years, unitholders received cash distributions that exceeded the amount of taxable income allocated to the unitholders. This excess was partially the result of depreciation deductions, but was also the result of special allocations through December 31, 2006 to our general partner of taxable income earned by our operating subsidiary which caused a corresponding reduction in the amount of taxable income allocable to our common unitholders. Since these special allocations increased our general partner’s capital account, the distribution it would receive upon our liquidation will be increased and distributions to unitholders will be correspondingly reduced. It is possible that upon liquidation common unitholders will recognize taxable income in excess of liquidation distributions.

Tax Rates. In general the highest effective United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition. The tax rate on such long term capital gains is scheduled to remain at 15% through 2010 and then increase to 20% beginning January 1, 2011.

Alternative Minimum Tax. Although we do not expect to generate significant tax preference items or adjustments, each unitholder will be required to take into account his distributive share of any items of our income, gain, deduction or loss for purposes of the alternative minimum tax.

Basis of Common Units. A unitholder’s initial tax basis for his or her common units will be the amount he or she paid for the common units plus his or her share of our nonrecourse liabilities. That basis will be increased by his or her share of our income and by any increases in his or her share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by our distributions to him or her, by his or her share of our losses, by any decreases in his or her share of our nonrecourse liabilities and by his or her share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Limitations on Deductibility of Our Losses. The deduction by a unitholder of his or her share of our losses will be limited to the tax basis in his or her units and, in the case of an individual unitholder or a corporate unitholder that is subject to the “at risk” rules (for example, if more than 50% of the value of a corporation’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than its tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his or her units, excluding any portion of that basis attributable to his or her share of our nonrecourse liabilities, reduced by any amount of money he or she borrows to acquire or hold the units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his or her share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or your investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of our income may be deducted in full when the unitholder disposes of his or her entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” As noted, a unitholder’s share of our net passive income will be treated as investment income for this purpose. In addition, a unitholder’s share of our portfolio income will be treated as investment income. Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Allocation of Income, Gain, Loss and Deductions. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to it to the extent of these distributions. If we have a net loss for the entire year, the amount of that loss will generally be allocated first to our general partner and the unitholders in accordance with their particular percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

As required by the Internal Revenue Code some items of our income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our general partner referred to in this discussion as “contributed property,” and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of this offering. The effect of these allocations to a unitholder purchasing common units will be essentially the same as if the tax basis of our assets were equal to their fair market value as of the date of this prospectus supplement. In addition, specified items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders.

Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Ledgewood is of the opinion that, with the exception of the issues described in “—Disposition of Common Units—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be recognized for federal income tax purposes in determining a partner’s share of an item of our income, gain, loss or deduction.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the person on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders and our general partner. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event he could file a claim for credit or refund.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of ownership of those units. If so, the unitholder would no longer own units for federal income tax purposes during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, deduction or loss with respect to those units would not be reportable by the unitholder;

•	any cash distributions we make to that unitholder with respect to those units would be fully taxable; and

•	all of those distributions would appear to be treated as ordinary income.

Unitholders desiring to assure ownership of their units for tax purposes and avoid these consequences should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also “—Disposition of Common Units—Recognition of Gain or Loss.” Because the IRS has not announced the results of its study and there is no authority addressing the treatment of short sales of partnership interests, Ledgewood is unable to opine on the treatment of such short sales.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the accrual method of accounting and the tax year ending December 31 for federal income tax purposes. Each unitholder must include in income his or her share of our income, gain, loss and deduction for our taxable year(s) ending within or with his or her taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31, and who disposes of all of his or her units following the close of our taxable year but before the close of his or her taxable year, must include his or her share of our income, gain, loss and deduction in income for his or her taxable year, with the result that he or she will be required to report income for his or her taxable year for his or her share of more than one year of our income, gain, loss and deduction.

Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by our general partner and our unitholders holding units immediately prior to this offering. See “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deductions.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we acquire or construct is depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to our property may be required to recapture those deductions as ordinary income upon a sale of his units. See “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deductions” and “—Disposition of Common Units—Recognition of Gain or Loss.”

Uniformity of Units. We must maintain economic and tax uniformity of the units to all holders. A lack of tax uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any resulting non-uniformity could have a negative impact on the value of the common units by reducing the tax deductions available to a purchaser of units. See “—Disposition of Common Units—Section 754 Election.”

We intend to continue to depreciate or amortize the Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property in a way that will avoid non-uniformity of tax treatment among unitholders. See “—Disposition of Common Units—Section 754 Election.” If we determine that this position cannot reasonably be taken, we may adopt a different position in an effort to maintain uniformity. This could result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. The IRS may challenge any method of depreciating the Section 743(b) adjustment we adopt. If such a challenge were made and sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. See “—Disposition of Common Units—Recognition of Gain or Loss.”

Valuation of Our Properties. The federal income tax consequences of the ownership and disposition of units depends in part on our estimates of the relative fair market values of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we make many of the relative fair market value estimates ourselves. These estimates are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to such adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis in the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus his or her share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price is less than his original cost.

Should the IRS successfully contest our method of depreciating or amortizing the Section 743(b) adjustment, described under “—Disposition of Common Units—Section 754 Election,” attributable to contributed property, a unitholder could realize additional gain from the sale of units than had our method been respected. In that case, the unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Due to the lack of final regulations, Ledgewood is unable to opine as to the validity of the convention but believes a contest by the IRS is unlikely because a successful contest could result in substantial additional deductions to other unitholders.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on that sale. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, Treasury regulations allow a selling unitholder, who can identify units transferred with an ascertainable holding period, to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will not be able to select high or low basis common units to sell, as would be the case with corporate stock, but may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. Our taxable income and losses are determined annually, prorated on a monthly basis and apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction accrued after the date of transfer.

The use of this method may not be permitted under existing Treasury regulations. Accordingly, Ledgewood is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury regulations.

A unitholder who owns units at any time during a quarter and who disposes of them before the record date set for a cash distribution for that quarter will be allocated a share of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) to reflect his or her purchase price. This election does not apply to a person who purchases common units directly from us. The adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a partner’s inside basis in our assets will be considered to have two components:

•	his or her share of our tax basis in our assets (“common basis”) and

•	his or her Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), an adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. A literal application of these different rules results in lack of uniformity. Under our partnership agreement, our general partner is authorized to adopt a position intended to preserve the uniformity of units even if that position is not consistent with the Treasury Regulations. See “—Tax Treatment of Operations—Uniformity of Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of property previously contributed to us, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized book-tax disparity. If this contributed property is not amortizable, we will treat that portion as non-amortizable. This method is consistent with the regulations under Section 743. This method, however, is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment exceeds that amount, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a different position which could result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. See “—Tax Treatment of Operations—Uniformity of Units.”

The allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to allocate some or all of any Section 743(b) adjustment to goodwill not so allocated by us. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

A Section 754 election is advantageous if the transferee’s tax basis in his or her units is higher than the units’ share of the aggregate tax basis of our assets immediately before the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his or her share of our assets for purposes of calculating, among other items, his or her depreciation and depletion deductions and share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his or her units is lower than the units’ share of the aggregate tax basis of our assets immediately before the transfer. Thus, the fair market value of the units may be affected either favorably or adversely by the election.

The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. There is no assurance that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Notification Requirements. A unitholder who sells or exchanges units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Dissolutions and Terminations

Upon our dissolution, our assets will be sold and any resulting gain or loss will be allocated among our general partner and the unitholders. See “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deductions.” We will distribute all cash to our general partner and unitholders in liquidation in accordance with their positive capital account balances. See “Our Partnership Agreement—Cash Distribution Policy—Distributions of Cash upon Liquidation” in the accompanying prospectus.

We will be considered to have terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year might result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. See “—Tax Treatment of Operations—Accounting Method and Taxable Year.” A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedule K-1s) for one fiscal year and the cost of preparing these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and thus will be taxable to that unitholder.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. T he American Jobs Creation Act of 2004 generally treats income from the ownership of a “qualified publicly traded partnership” as qualified income to a regulated investment company. We expect that we will meet the definition of a qualified publicly traded partnership. Accordingly, we anticipate that all of our income will be treated as qualified income to a regulated investment company.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States on account of ownership of our units. As a consequence they will be required to file federal tax returns reporting their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership’s income that is effectively connected with the conduct of a United States trade or business and which is allocable to foreign partners. Under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate on cash distributions made to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN in order to obtain credit for the taxes withheld.

Because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in its “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the disposition.

Administrative Matters

Information Returns and Audit Procedures. We furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his or her share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which is generally not reviewed by counsel, we take various accounting and reporting positions, some of which have been mentioned earlier, to determine the unitholder’s share of income, gain, loss and deduction. We cannot assure you that those accounting and reporting positions will yield a result that conforms with the requirements of the Internal Revenue Code, regulations, or administrative interpretations of the IRS. We also cannot assure you that the IRS will not successfully contend in court that those accounting and reporting positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of that unitholder’s own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the “tax matters partner” for these purposes. The partnership agreement appoints our general partner as our tax matters partner.

The tax matters partner will make some elections on our behalf and on behalf of unitholders. In addition, the tax matters partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a

1% interest in profits and by unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is

•	a person that is not a United States person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2.0 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) is audited by the IRS. See “—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions and potentially greater amounts than described below at “Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority” or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction allocated to unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Registration as a Tax Shelter. We registered as a “tax shelter” under the law in effect at the time of our initial public offering and were assigned tax shelter registration number 99344000008. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with a new reporting regime. However, IRS Form 8271, as revised after the American Jobs Creation Act, nevertheless requires a unitholder to continue to report our tax shelter registration number on the unitholder’s tax return for any year in which the unitholder claims any deduction, loss or other benefit, or reports any income, with respect to our common units. The IRS also appears to take the position that a unitholder who sells or transfers our common units after the American Jobs Creation Act must continue to provide our tax shelter registration number to the transferee. Unitholders are urged to consult their tax advisors regarding the application of the tax shelter registration rules.

State, Local and Other Tax Considerations

In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his or her investment in us. We currently own property or do business in Arkansas, Kansas, Missouri, Ohio, Oklahoma, Texas, Pennsylvania and New York. Each of these states, except Texas, currently imposes a personal income tax. We may also own property or do business in other states in the future. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state.

Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. See “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our anticipated future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his or her investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, his or her own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns that may be required of him or her. Ledgewood has not rendered an opinion on the state or local tax consequences of an investment in us.

Investment by Employee Benefit Plans

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether, in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things,

•

the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•

the entity is an “operating company,” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

•

there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because we satisfy the first requirement above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., Lehman Brothers Inc. and UBS Securities LLC are acting as joint book-running managers of the underwritten offering and representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Underwriter	Number of Common Units
Wachovia Capital Markets, LLC
Citigroup Global Markets Inc.
Lehman Brothers Inc.
UBS Securities LLC
RBC Capital Markets Corporation
Banc of America Securities LLC
Credit Suisse Securities (USA) LLC
Friedman, Billings, Ramsey & Co., Inc.
J.P. Morgan Securities Inc.
SMH Capital Inc.
Stifel, Nicolaus & Company, Incorporated
Wells Fargo Securities, LLC

Total	5,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the common units (other than those covered by the over-allotment option to purchase additional common units described below) if they purchase any of the common units.

The underwriters propose to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the common units to dealers at the public offering price less a concession not to exceed $             per common unit. If all of the common units are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 750,000 common units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment.

We, our general partner and certain officers and directors of our general partner have agreed that we and they will not, may not, indirectly or directly, without the prior written approval of Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., offer, sell, pledge, announce the intention to sell or otherwise dispose of (or enter into any transaction or device which is expected or could result in the disposition by any person at any time of) or enter into any swaps or derivatives of our common units or securities convertible into or exercisable or exchangeable for our common units. These restrictions will be in effect for a period of 60 days after the date of this prospectus supplement. Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., in their sole discretion, may release any of the common units subject to these lock-up agreements at any time without notice.

Our common units are listed on the New York Stock Exchange under the symbol “APL.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

	No Exercise	Full Exercise
Per Common Unit	$	$
Total	$	$

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of common units to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of common units made in an amount up to the number of common units represented by the underwriters’ over-allotment option. In determining the source of common units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase units through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of common units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives repurchase common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

Some of the underwriters and their affiliates have performed investment and commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business, including participating in the private placement of senior notes. Affiliates of Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., RBC Capital Markets Corporation, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC, underwriters in this offering, are lenders under our revolving credit and term loan facility. Affiliates of Wachovia Capital Markets, LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are lenders under Atlas Pipeline Holdings’ credit facility. Affiliates of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC and are counterparties to our interest rate hedges. Additionally, UBS Securities LLC was the sole arranger for our private placement of common units in July 2007 and Wachovia Capital Markets, LLC advised us in connection with the purchase of the Anadarko Assets in July 2007. In addition, Wachovia Bank, National Association, an affiliate of one of the underwriters, is the counterparty on some of the commodity hedges being terminated and, accordingly, will receive a substantial majority of the net proceeds from this offering.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of common units for sale to their online brokerage account holders. The common units will be allocated to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common units. The underwriters are not responsible for information contained in websites that they do not maintain.

We, together with our subsidiary operating partnership and our general partner, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Because the Financial Industry Regulatory Authority views our common units as interests in a direct participation program, this offering is being made in compliance with Rule 2810 of the FINRA Conduct Rules. Investor suitability with respect to the common units will be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

LEGAL MATTERS

The validity of the common units and tax matters will be passed upon for us by Ledgewood, P.C., Philadelphia, Pennsylvania. Certain legal matters in connection with the offering of the common units are being passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

INDEPENDENT AUDITORS

Our consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting, incorporated by reference, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of the firm as experts in giving such reports.

The combined statements of assets acquired and liabilities assumed as of December 31, 2006 and combined statements of revenues and direct operating expenses for each of the years in the three-year period ended December 31, 2006 for the Anadarko Chaney Dell System and the Anadarko Midkiff/Benedum System have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The accompanying combined statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 1. The combined statements are not intended to be complete presentation of the Anadarko Chaney Dell System and the Anadarko Midkiff/Benedum System.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The matters discussed or incorporated by reference in this prospectus supplement may include forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this report are forward-looking statements. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	the price volatility and demand for natural gas and natural gas liquids;

•	our ability to connect new wells to our gathering systems;

•	our ability to integrate newly acquired businesses with our operations;

•	adverse effects of governmental and environmental regulation;

•	limitations on our access to capital or on the market for our common units; and

•	the strength and financial resources of our competitors.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus supplement are more fully described in the “Risk Factors” section and elsewhere in this prospectus supplement. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus supplement are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

MARKET AND INDUSTRY DATA AND FORECASTS

The data included in or incorporated by reference into this prospectus supplement regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies or other independent published industry sources and our management’s knowledge and experience in the markets and industry in which we operate. We believe these independent sources and our internal data are reliable as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in data gathering. As a result, you should be aware that market, ranking and other similar data included in or incorporated by reference into this prospectus supplement, and estimates and beliefs based on those data, may not be reliable, and we cannot guarantee the accuracy or completeness of such information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to this offering. This prospectus supplement and the accompanying prospectus constitute only part of the registration statement and do not contain all of the information set forth in the registration statement, its exhibits and its schedules.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov or at our website at www.atlaspipelinepartners.com. You may also read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference room.

The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will automatically update and supersede this information.

We are incorporating by reference the following documents that we have previously filed with the SEC, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K or other applicable SEC rules, rather than filed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; and

•	our Current Reports on Form 8-K or Form 8-K/A filed September 14, 2007 (other than with respect to Exhibit 5.6 contained therein), January 8, 2008, May 30, 2008 and June 16, 2008.

You may request a copy of any document incorporated by reference in this prospectus without charge by writing or calling us at:

Atlas Pipeline Partners, L.P.

Westpointe Corporate Center One

1550 Coraopolis Heights Road

Moon Township, PA 15108

(412) 262-2830

Attn: Brian Begley

The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

$500,000,000

ATLAS PIPELINE PARTNERS, L.P.

Common Units

Subordinated Units

Debt Securities

Warrants

We may offer from time to time the following types of securities:

•	our common units representing limited partner interests;

•	our subordinated units representing limited partner interests;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

The securities will have an aggregate initial offering price of up to $500,000,000. The securities may be offered separately or together in any combination and as a separate series. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by certain of our subsidiaries on terms to be determined at the time of the offering.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

Our common units are quoted on the New York Stock Exchange under the symbol “APL.” Our principal executive offices are located at 311 Rouser Road, Moon Township, PA 15108. Our telephone number is (412) 262-2830.

You should read “Risk Factors” beginning on page 1 of this prospectus, as well as those which may be contained in any supplement to this prospectus, for a discussion of important factors that you should consider before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

Prospectus dated August 30, 2005

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this process, over the period ending August 30, 2007, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

RISK FACTORS

You should consider the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our securities. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our securities could decline and you may lose some or all of your investment.

Our revenues depend in part on factors beyond our control.

Our revenues will depend upon numerous factors relating to our business which may be beyond our control, including:

•	the demand for and price of natural gas and NGLs;

•	the volume of natural gas we transport, treat or process;

•	continued development of wells for connection to our gathering systems;

•	the availability of local, intrastate and interstate transportation systems;

•	the expenses we incur in providing our gathering services;

•	the cost of acquisitions and capital improvements;

•	our issuance of equity securities;

•	required principal and interest payments on our debt;

•	fluctuations in working capital;

•	prevailing economic conditions;

•	fuel conservation measures;

•	alternate fuel requirements;

•	government regulation and taxation; and

•	technical advances in fuel economy and energy generation devices.

Our profitability is affected by the volatility of prices for natural gas and NGL products.

We derive a substantial portion of our revenues from percentage of proceeds contracts. As a result, our income depends to a significant extent upon the prices at which the natural gas we transport, treat or process and the natural gas liquids, or NGLs, we produce are sold. A 10% increase in the average price of NGLs, natural gas and crude oil we process and sell would result in an increase to our 2005 annual income of approximately $2.5 million. A 10% decrease in the average price of NGLs, natural gas and crude oil we process and sell would result in a decrease to our 2005 annual income of approximately $2.3 million. Additionally, changes in natural gas prices may indirectly impact our profitability since prices can influence drilling activity and well operations and thus the volume of gas we gather and process. Historically, the price of both natural gas and NGLs has been subject to significant volatility in response to relatively minor changes in the supply and demand for natural gas and NGL products, market uncertainty and a variety of additional factors beyond our control, including those we describe in “—Our revenues depend in part on factors beyond our control,” above. We expect this volatility to continue. For example, during the year ended December 31, 2004, the NYMEX settlement price for the prompt month contract ranged from a high of $7.98 per MMbtu to a low of $5.08 per MMbtu. A composite of the monthly Mont Belvieu average NGLs price based upon our average NGLs composition during the year ended December 31, 2004, ranged from a high of $0.80 per gallon to a low of $0.53 per gallon. This volatility may cause our gross margin and cash flows to vary widely from period to period. Our hedging strategies may not be sufficient to offset price volatility risk and, in any event, do not cover all of the throughput volumes subject to percentage of proceeds contracts. Moreover, hedges are subject to inherent risks, which we describe in “—Our hedging strategies may fail to protect us and could reduce our gross margin and cash flow.”

The amount of natural gas we transport, treat or process will decline over time unless we are able to attract new wells to connect to our gathering systems.

Production of natural gas from a well generally declines over time until the well can no longer economically produce natural gas and is plugged and abandoned. Failure to connect new wells to our gathering systems could, therefore, result in the amount of natural gas we transport, treat or process reducing substantially over time and could, upon exhaustion of the current wells, cause us to abandon one or more of our gathering systems and, possibly, cease operations. The primary factors affecting our ability to connect new supplies of natural gas to our gathering systems include our success in contracting for existing wells that are not committed to other systems, the level of drilling activity near our gathering systems and, in the Mid-Continent region, our ability to attract natural gas producers away from our competitors’ gathering systems. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. We have no control over the level of drilling activity in our service areas, the amount of reserves underlying wells that connect to our systems and the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulation and the availability and cost of capital. Because our operating costs are fixed to a significant degree, a reduction in the natural gas volumes we transport, treat or process would result in a reduction in our gross margin and cash flows.

The success of our Appalachian operations depends upon Atlas America, Inc.’s ability to drill and complete commercial producing wells.

Substantially all of the wells we connect to our gathering systems in our Appalachian service area are drilled and operated by Atlas America, Inc. for drilling investment partnerships sponsored by it. As a result, our Appalachian operations depend principally upon the success of Atlas America in sponsoring drilling investment partnerships and completing wells for these partnerships. Atlas America operates in a highly competitive environment for acquiring undeveloped leasehold acreage and attracting capital. Atlas America may not be able to compete successfully in the future in acquiring undeveloped leasehold acreage or in raising additional capital through its drilling investment partnerships. Furthermore, Atlas America is not required to connect wells for which it is not the operator to our gathering systems. If Atlas America cannot or does not continue to sponsor drilling investment partnerships, if the amount of money raised by those partnerships decreases, or if the number of wells actually drilled and completed as commercially producing wells decreases, the amount of natural gas transported by our Appalachian gathering systems would substantially decrease and could, upon exhaustion of the wells currently connected to our gathering systems, cause us to abandon one or more of our Appalachian gathering systems, thereby materially reducing our gross margin and cash flows.

The failure of Atlas America to perform its obligations under our natural gas gathering agreements with it may adversely affect our business.

Substantially all of our Appalachian operating system revenues currently consist of the fees we receive under the master natural gas gathering agreement and other transportation agreements we have with Atlas America and its affiliates. We expect to derive a material portion of our gross margin from the services we provide under our contracts with Atlas America for the foreseeable future. Any factor or event adversely affecting Atlas America’s business or its ability to perform under its contracts with us or any default or nonperformance by Atlas America of its contractual obligations to us, could reduce our gross margin and cash flows.

The success of our Mid-Continent operations depends upon our ability to continually find and contract for new sources of natural gas supply from unrelated third parties.

Unlike our Appalachian operations, none of the drillers or operators in our Mid-Continent service area is an affiliate of ours. Moreover, our agreements with most of the drillers and operators with which our

Mid-Continent operations do business do not require them to dedicate significant amounts of undeveloped acreage to our systems. As a result, we do not have assured sources to provide us with new wells to connect to our Mid-Continent gathering systems. Failure to connect new wells to our Mid-Continent operations will, as described in “—The amount of natural gas we transport, treat or process will decline over time unless we are able to attract new wells to connect to our gathering systems,” above, reduce our gross margin and cash flows.

Our Mid-Continent operations currently depend on certain key producers for their supply of natural gas; the loss of any of these key producers could reduce our revenues.

During 2004, Mack Energy Corporation, Zinke & Trumbo, Inc., Chevron Corporation and Chesapeake Energy Corporation supplied our Velma system with approximately 60% of its natural gas supply. During that same period, Chesapeake, Kaiser-Francis Oil Company, Burlington Resources Inc. and St. Mary Land and Exploration Company supplied our Elk City system with approximately 74% of its natural gas supply. If these producers reduce the volumes of natural gas that they supply to us, our gross margin and cash flows would be reduced unless we obtain comparable supplies of natural gas from other producers.

The curtailment of operations at, or closure of, either of our processing plants or treating plant could harm our business.

We have one processing plant for our Elk City operation and one active processing plant for our Velma operation. If operations at either plant were to be curtailed, or closed, whether due to accident, natural catastrophe, environmental regulation or for any other reason, our ability to process natural gas from the relevant gathering system and, as a result, our ability to extract and sell NGLs, would be harmed. If this curtailment or stoppage were to extend for more than a short period, our gross margin and cash flows would be materially reduced.

We may face increased competition in the future in our Mid-Continent service areas.

Our Mid-Continent operations may face competition for well connections. Duke Energy Field Services, LLC, ONEOK, Inc., Carrera Gas Company, Cimmarron Transportation, LLC and Enogex, Inc. operate competing gathering systems and processing plants in our Velma service area. In our Elk City service area, ONEOK, Enbridge Energy Partners, L.P., CenterPoint Energy, Inc. and Enogex operate competing gathering systems and processing plants. Some of our competitors have greater financial and other resources than we do. If these companies become more active in our Mid-Continent service areas, we may not be able to compete successfully with them in securing new well connections or retaining current well connections. If we do not compete successfully, the amount of natural gas we transport, process and treat will decrease, reducing our gross margin and cash flows.

The amount of natural gas we transport, treat or process may be reduced if the public utility and interstate pipelines to which we deliver gas or NGLs or cannot or will not accept the gas NGLs.

Our gathering systems principally serve as intermediate transportation facilities between sales lines from wells connected to our systems and the public utility or interstate pipelines to which we deliver natural gas. If one or more of these pipelines has service interruptions, capacity limitations or otherwise does not accept the natural gas we transport, and we cannot arrange for delivery to other pipelines, local distribution companies or end users, the amount of natural gas we transport, treat or process may be reduced. Since our revenues depend upon the volumes of natural gas we transport, treat or process, this could result in a material reduction in our gross margin and cash flows.

Before acquiring our Velma and Elk City operations, we had no previous experience either in our Mid-Continent service area or in operating natural gas processing or treating plants.

Our Mid-Continent gathering systems are located in Oklahoma and northern Texas, areas in which we have been involved only since July 2004 as a result of the Velma acquisition and, in April 2005, the Elk City acquisition. In addition, as a result of these acquisitions, we began to operate natural gas processing plants, a business in which we had no prior operating experience. We depend upon the experience, knowledge and business relationships that have been developed by the senior management of our Mid-Continent operations to operate successfully in the region. The loss of the services of one or more members of our Mid-Continent senior management and, in particular, Robert R. Firth, President, and David D. Hall, Chief Financial Officer, could limit our growth or our ability to maintain our current level of operations in the Mid-Continent region.

Acquisition of our Velma and Elk City operations has substantially changed our business, making it difficult to evaluate our business based upon our historical financial information.

The acquisition of our Velma and Elk City operations has significantly increased our size and substantially redefined our business plan, expanded our geographic market and resulted in large changes to our revenues and expenses. As a result of these acquisitions, and our continued plan to acquire and integrate additional companies that we believe present attractive opportunities, our financial results for any period or changes in our results across periods may continue to dramatically change. Our historical financial results, therefore, should not be relied upon to accurately predict our future operating results, thereby making the evaluation of our business more difficult.

We may not be able to execute our growth strategy successfully.

Our strategy contemplates substantial growth through both the acquisition of other gathering systems and processing assets and the expansion of our existing gathering systems and processing assets. Our growth strategy involves numerous risks, including:

•	we may not be able to identify suitable acquisition candidates;

•	we may not be able to make acquisitions on economically acceptable terms;

•	our costs in seeking to make acquisitions may be material, even if we cannot complete any acquisition we have pursued;

•	irrespective of estimates at the time we make an acquisition, the acquisition may prove to be dilutive to earnings and operating surplus;

•	we may encounter difficulties in integrating operations and systems; and

•	any additional debt we incur to finance an acquisition may impair our ability to service our existing debt.

We may be unsuccessful in integrating the operations of future acquisitions with our operations and in realizing all of the anticipated benefits of these acquisitions.

We have an active, on-going program to identify other potential acquisitions. The integration of previously independent operations with ours can be a complex, costly and time-consuming process. The difficulties of combining any operations we may acquire in the future with us include, among other things:

•	the necessity of coordinating geographically disparate organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	consolidating operational and administrative functions;

•	integrating internal controls, compliance under Sarbanes-Oxley Act of 2002 and other corporate governance matters;

•	the diversion of management’s attention from other business concerns;

•	customer or key employee loss from the acquired businesses;

•	a significant increase in our indebtedness; and

•	potential environmental or regulatory liabilities and title problems.

The process of combining companies or the failure to integrate them successfully could harm our business or future prospects, and result in significant decreases in our gross margin and cash flows.

Limitations on our access to capital or on the market for our common units will impair our ability to execute our growth strategy.

Our ability to raise capital for acquisitions and other capital expenditures depends upon ready access to the capital markets. Historically, we have financed our acquisitions, and to a much lesser extent, expansions of our gathering systems by bank credit facilities and the proceeds of public and private equity offerings of our common units and preferred units of our operating partnership. If we are unable to access the capital markets, we may be unable to execute our strategy of growth through acquisitions.

Our hedging strategies may fail to protect us and could reduce our gross margin and cash flow.

We pursue various hedging strategies to seek to reduce our exposure to losses from adverse changes in the prices for natural gas and NGLs. Our hedging activities will vary in scope based upon the level and volatility of natural gas and NGL prices and other changing market conditions. Our hedging activity may fail to protect or could harm us because, among other things:

•	hedging can be expensive, particularly during periods of volatile prices;

•	available hedges may not correspond directly with the risks against which we seek protection;

•	the duration of the hedge may not match the duration of the risk against which we seek protection; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

Litigation or governmental regulation relating to environmental protection and operational safety may result in substantial costs and liabilities.

Our operations are subject to federal and state environmental laws under which owners of natural gas pipelines can be liable for clean-up costs and fines in connection with any pollution caused by their pipelines. We may also be held liable for clean-up costs resulting from pollution which occurred before our acquisition of the gathering systems. In addition, we are subject to federal and state safety laws that dictate the type of pipeline, quality of pipe protection, depth, methods of welding and other construction-related standards. Any violation of environmental, construction or safety laws could impose substantial liabilities and costs on us.

We are also subject to the requirements of the Occupational Health and Safety Act, or OSHA, and comparable state statutes. Any violation of OSHA could impose substantial costs on us.

We cannot predict whether or in what form any new legislation or regulatory requirements might be enacted or adopted, nor can we predict our costs of compliance. In general, we expect that new regulations would increase our operating costs and, possibly, require us to obtain additional capital to pay for improvements or other compliance action necessitated by those regulations.

We are subject to operating and litigation risks that may not be covered by insurance.

Our operations are subject to all operating hazards and risks incidental to transporting and processing natural gas and NGLs. These hazards include:

•	damage to pipelines, plants, related equipment and surrounding properties caused by floods and other natural disasters;

•	inadvertent damage from construction and farm equipment;

•	leakage of natural gas, NGLs and other hydrocarbons;

•	fires and explosions;

•	other hazards, including those associated with high-sulfur content, or sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations; and

•	acts of terrorism directed at our pipeline infrastructure, production facilities, transmission and distribution facilities and surrounding properties.

As a result, we may be a defendant in various legal proceedings and litigation arising from our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for some of our insurance policies have increased substantially, and could escalate further. In some instances, insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. If we were to incur a significant liability for which we were not fully insured, our gross margin and cash flows would be materially reduced.

Governmental regulation of our pipelines could increase our operating costs, decrease our revenues, or both.

Currently our gathering of natural gas from wells is exempt from regulation under the Natural Gas Act. However, the implementation of new laws or policies, or interpretations of existing laws, could subject us to regulation by the Federal Energy Regulatory Commission under the Natural Gas Act. We expect that any such regulation would increase our costs, decrease our gross margin and cash flows, or both.

Gas gathering operations are subject to regulation at the state level. Matters subject to regulation include rates, service and safety. We have been granted an exemption from regulation as a public utility in Ohio. Presently, our rates are not regulated in New York and Pennsylvania. The state of Oklahoma has adopted a complaint-based statute that allows the Oklahoma Corporation Commission to remedy discriminatory rates for providing gathering service where the parties are unable to agree. Similarly, the Texas Railroad Commission sponsors a complaint procedure for resolving grievances about natural gas gathering access and rate discrimination. The gathering fees we charge are deemed just and reasonable under Oklahoma and Texas law unless challenged by a complaint. Should a complaint be filed or regulation by either of the commissions become more active, our revenues could decrease.

Changes in state regulations, or our change in status under these regulations that subjects us to further regulation, could increase our operating costs or require material capital expenditures.

USE OF PROCEEDS

Unless we indicate otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general partnership purposes, which may include, but not be limited to, refinancing of indebtedness, working capital, capital expenditures, acquisitions and repurchases and redemptions of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated.

	Six months ended June 30, 2005	Year ended December 31,				Inception through December 31, 2000
		2004	2003	2002	2001
Ratio of earnings to fixed charges	2.4	8.1	29.3	18.0	36.8	737.1

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

General

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and Atlas America and its affiliates, on the one hand, and us and our limited partners, on the other hand. The managing board members and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to Atlas America and its affiliates as members. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders.

Our partnership agreement contains provisions that allow our general partner to take into account the interests of parties in addition to ours in resolving conflicts of interest. In effect, these provisions limit our general partner’s fiduciary duty to the unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any partner, on the other, our general partner has the responsibility to resolve that conflict. A conflicts committee of our general partner’s managing board will, at the request of our general partner, review conflicts of interest. The conflicts committee consists of the independent managing board members, currently Messrs. Curtis Clifford and Martin Rudolph and Dr. Gayle P. W. Jackson. Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is considered to be fair and reasonable to us. Any resolution is considered to be fair and reasonable to us if that resolution is:

•	approved by the conflicts committee, although no party is obligated to seek approval and our general partner may adopt a resolution or course of action that has not received approval;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

In resolving a conflict, our general partner may, unless the resolution is specifically provided for in the partnership agreement, consider:

•	the relative interest of the parties involved in the conflict or affected by the action;

•	any customary or accepted industry practices or historical dealings with a particular person or entity; and

•	generally accepted accounting practices or principles and other factors as it considers relevant, if applicable.

Conflicts of interest could arise in the situations described below, among others:

We do not have any employees and rely on the employees of our general partner and its affiliates.

We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates. Affiliates of our general partner conduct business and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition between us, our general partner and affiliates of our general partner for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner who provide services to us are not required to work full time on our affairs. These officers may devote significant time to the affairs of our general partner’s affiliates and be compensated by these affiliates for the services rendered to them. There may be significant conflicts between us and affiliates of our general partner regarding the availability of these officers to manage us.

We must reimburse our general partner and its affiliates for expenses.

We must reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services properly allocable to us.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only as to all or particular assets of ours and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit our or its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Determinations by our general partner may affect its obligations and the obligations of Atlas America.

We have agreements with Atlas America regarding, among other things, transporting natural gas from wells controlled by it and its affiliates, construction of expansions to our gathering systems and identification of other gathering systems for acquisition. Determinations made by our general partner will significantly affect the obligations of Atlas America under these agreements. For example, a determination not to acquire a gathering system identified by Atlas America could result in the acquisition of that system by Atlas America.

Contracts between us, on the one hand, and our general partner and Atlas America and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to pay itself or its affiliates for any services rendered, provided these services are on terms fair and reasonable to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates on the other, are or will be the result of arm’s length negotiations.

We may not retain separate counsel or other professionals.

Attorneys, independent public accountants and others who perform services for us are selected by our general partner or the conflicts committee and may also perform services for our general partner and Atlas America and its affiliates. We may retain separate counsel in the event of a conflict of interest arising between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of that conflict. We do not intend to do so in most cases.

Fiduciary Duties

State Law Fiduciary Duty Standards

Fiduciary duties are generally considered to include an obligation to act with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Revised Uniform Limited Partnership Act provides that a limited partner may institute legal action on our behalf to recover damages from a third party where our general partner has refused to institute the action or where an effort to cause our general partner to do so is not likely to succeed. In addition, the statutory or case law may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership Agreement Modified Standards; Limitations on Remedies of Unitholders

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement permits our general partner to make a number of decisions in its “sole discretion.” This entitles our general partner to consider only the interests and factors that it desires; it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Other provisions of the partnership agreement provide that our general partner’s actions must be made in its reasonable discretion. These standards reduce the obligations to which our general partner would otherwise be held and limit the remedies that would otherwise be available to unitholders for actions by our general partner that, in the absence of those standards, might constitute breaches of fiduciary duty to unitholders.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be “fair and reasonable” to us under the factors previously described. In determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider interests of all parties involved, including its own. Unless our general partner has acted in bad faith, the action taken by our general partner will not constitute a breach of its fiduciary duty. These standards reduce the obligations to which our general partner would otherwise be held and limit the remedies that would otherwise be available to unitholders for actions by our general partner that, in the absence of those standards, might constitute breaches of fiduciary duty to unitholders.

Our partnership agreement specifically provides that, subject only to the obligations of Atlas America and its affiliates to us under the omnibus agreement, the master natural gas gathering agreement or similar agreements, it will not be a breach of our general partner’s fiduciary duty if its affiliates engage in business interests and activities in preference to or to the exclusion of us. Also, our general partner and its affiliates have no obligation to present business opportunities to us except for the obligation of Atlas America to us in connection with the identification of potential acquisitions of existing gathering systems. These standards reduce the obligations to which our general partner would otherwise be held and limit the remedies that would otherwise be available to unitholders for actions by our general partner that, in the absence of those standards, might constitute breaches of fiduciary duty to unitholders.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and managing board members will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith.

In order to become a limited partner, a unitholder is required to agree to be bound by the provisions of our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Revised Uniform Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

We are required to indemnify our general partner and its officers, managing board members, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. This indemnification is required if our general partner or the other persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. Indemnification is required for criminal proceedings if our general partner or these other persons had no reasonable cause to believe their conduct was unlawful. See “Our Partnership Agreement—Indemnification.”

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We, directly or through agents, dealers or underwriters that we may designate, may offer and sell, from time to time, up to $500,000,000 aggregate initial offering price of:

•	our common units representing limited partner interests;

•	our subordinated units representing limited partner interests;

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness;

•	warrants to purchase any of the other securities that may be sold under this prospectus; or

•	any combination of these securities, individually or as units.

We may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common units or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON UNITS

We describe our common units under the heading “Our Partnership Agreement.” The prospectus supplement relating to the common units offered will state the number of units offered, the initial offering price and the market price, distribution information and any other relevant information.

DESCRIPTION OF SUBORDINATED UNITS

The subordinated units will be a separate class of limited partner interest. The rights of holders of subordinated units to participate in distributions to partners will differ from, and be subordinated to, the rights of the holders of common units. The prospectus supplement relating to the subordinated units offered will state the number of units offered, the initial offering price and the market price, the terms of the subordination, any ways in which the subordinated units will differ from common units, distribution information and any other relevant information.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsubordinated obligations, which we refer to as “senior debt securities,” or our subordinated obligations, which we refer to as “subordinated debt securities.” The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series.

Our senior debt securities may be issued from time to time under a senior debt securities indenture. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture. Each of the senior debt securities indenture and the subordinated debt securities indenture is referred to individually as an “indenture” and they are referred to collectively as the “indentures.” Each trustee is referred to individually as a “trustee” and the trustees are collectively referred to as the “trustees.”

This section summarizes selected terms of the debt securities that we may offer. The applicable prospectus supplement and the form of applicable indenture relating to any particular debt securities offered will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement do not describe every aspect of the applicable indenture or the debt securities. When evaluating the debt securities, you also should refer to all provisions of the applicable indenture and the debt securities. The forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part.

General

We can issue an unlimited amount of debt securities under the indentures. However, certain of our existing or future debt agreements may limit the amount of debt securities we may issue. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

•	the title and series designation of the series of debt securities and whether the debt securities of the series will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which the debt securities of the series will be issued;

•	whether the debt securities of the series will be guaranteed and the terms of any such guarantees;

•	the date or dates on which the principal amount and premium, if any, are payable;

•

the interest rate or rates or the method for calculating the interest rate, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, the date or dates from which interest will accrue and the interest payment date on which interest will be payable, subject to our right, if any, to defer or extend an interest payment date and the duration of that deferral or extension;

•	the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

•	the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

•	our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

•	any mandatory or optional sinking fund or analogous provisions;

•	if the debt securities of the series will be secured, any provisions relating to the security provided;

•

whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

•	whether any portion of the principal amount of the debt securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

•

whether the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture and, if other than by an officers’ certificate, the manner in which any election by us to defease the debt securities of the series will be evidenced;

•	any deletions from, modifications of or additions to the events of default or our covenants pertaining to the debt securities of the series;

•

any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

•

whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

•

whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

•

whether the debt securities of the series are to be issued in registered or bearer form, the terms and conditions relating the applicable form, including, but not limited to, tax compliance, registration and transfer procedures and, if in registered form, the denominations in which we will issue the registered securities if other than $1,000 or a multiple thereof and, if in bearer form, the denominations in which we will issue the bearer securities;

•	any special United States federal income tax considerations applicable to the debt securities of the series;

•	any addition to or change in the covenants set forth in the indenture which apply to the debt securities of the series; and

•	any other terms of the debt securities of the series not inconsistent with the provisions of the applicable indenture.

The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series, if different from the subordination provisions described in this prospectus. In addition, the prospectus supplement relating to a series of subordinated debt will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Guarantees

Debt securities may be guaranteed by certain of our subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantors and the conditions under which guarantees will be added or released. Any guarantees will be joint and several obligations of the guarantors. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination Provisions Relating to Subordinated Debt

Debt securities may be subject to contractual subordination provisions contained in the subordinated debt securities indenture. These subordination provisions may prohibit us from making payments on the subordinated debt securities in certain circumstances before a defined class of “senior indebtedness” is paid in full or during certain periods when a payment or other default exists with respect to certain senior indebtedness. If we issue subordinated debt securities, the applicable prospectus supplement relating to the subordinated debt securities will include a description of the subordination provisions and the definition of senior indebtedness that apply to the subordinated debt securities.

If the trustee under the subordinated debt indenture or any holder of the series of subordinated debt securities receives any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Unless otherwise indicated in an applicable prospectus, if any series of subordinated debt securities is guaranteed by certain of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.

Conversion and Exchange Rights

The debt securities of a series may be convertible into or exchangeable for any of our other securities, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion or exchange price and any adjustments thereto, the conversion or exchange period, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Form, Exchange, Registration and Transfer

The debt securities of a series may be issued as registered securities, as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “—Global Debt Securities.” Unless otherwise indicated in an applicable prospectus supplement, registered securities will be issuable in denominations of $1,000 and integral multiples thereof.

Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Debt securities may be presented for exchange as provided above, and unless otherwise indicated in an applicable prospectus supplement, registered securities may be presented for registration of transfer, at the office or agency designated by us as registrar or co-registrar with respect to any series of debt securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the applicable indenture. The transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by us upon the registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We intend to initially appoint the trustee as registrar and the name of any different or additional registrar designated by us with respect to the debt securities of any series will be included in the applicable prospectus supplement. If a prospectus supplement refers to any transfer agents (in addition to the registrar) designated by us with respect to any series of debt securities, we may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of or exchange debt securities of that series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of, premium, if any, and interest, if any, on registered securities will be made at the office of the paying agent or paying agents designated by us from time to time, except that at our option, payment of principal and premium, if any, or interest also may be made by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for the interest payment.

Unless otherwise indicated in an applicable prospectus supplement, the trustee will be designated as our sole paying agent for payments with respect to debt securities which are issuable solely as registered securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that, if debt securities of a series are issuable only as registered securities, we will be required to maintain a paying agent in each place of payment for that series.

All monies paid by us to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after that principal or interest will have become due and payable will be repaid to us, and the holder of the debt security or any coupon will thereafter look only to us for payment of those amounts.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in global form. A global debt security will be deposited with, or on behalf of, a depositary, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A global debt security may not be transferred except as a whole to the depositary for the debt security or to a nominee or successor of the depositary. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in a global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium, if any, and interest, if any, on the global debt securities and the specific terms of the depositary arrangement with respect to any global debt security.

Covenants

Reports.    Except as otherwise set forth in an applicable prospectus supplement, so long as any debt securities of a series are outstanding, we will furnish to the holders of debt securities of that series, within the time periods specified in the rules and regulations of the SEC:

•

our reports on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the audited financial statements by our certified independent accountants; and

•	all current reports on Form 8-K.

We also will file a copy of all of the foregoing information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

Any additional covenants with respect to any series of debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in an applicable prospectus supplement, the indentures do not include covenants restricting our ability to enter into a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities, if the transaction is a permissible consolidation, merger or similar transaction. In addition, unless otherwise specified in an applicable prospectus supplement, the indentures do not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly leveraged transaction. See “—Merger, Consolidation and Sale of Assets.”

Merger, Consolidation and Sale of Assets

Except as otherwise set forth in an applicable prospectus supplement, we may not, directly or indirectly:

•	consolidate with or merge into any other person (whether or not we are the surviving corporation); or

•	sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties and assets, unless

•	either

•	we are the continuing corporation; or

•

the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or disposition will have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person assumes all of our obligations under the debt securities of such series and the indenture relating thereto pursuant to agreements reasonably satisfactory to the applicable trustee; and

•	any other conditions specified in the applicable prospectus supplement have been satisfied.

In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets in one or more related transactions to any other person. This covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any guarantors, if applicable.

Events of Default and Remedies

Under each indenture, unless otherwise specified with respect to a series of debt securities, the following events will constitute an event of default with respect to any series of debt securities:

•	default for 30 days in the payment when due of any interest on any debt securities of that series;

•	default in payment when due of the principal of, or premium, if any, on any debt security of that series;

•	failure to comply with the provisions described under the caption “—Merger, Consolidation and Sale of Assets”;

•	failure for 60 days after notice to comply with any of the other agreements in the indenture;

•

except as permitted by the indenture, if debt securities of a series are guaranteed, any guarantee shall be held in any final, non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any person acting on behalf of any guarantor, shall deny, or disaffirm its obligations under its guarantee (unless such guarantor could be released from its guarantee in accordance with the applicable terms of the indenture);

•	certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our significant subsidiaries, as defined below; and

•	any other event of default applicable to the series of debt securities and set forth in the applicable prospectus supplement.

For purposes of this section, “significant subsidiary” means any subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

Each indenture provides that in the case of an event of default arising from certain events of bankruptcy or insolvency relating to us with respect to a series of debt securities, all outstanding debt securities of that series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities of that series to be due and payable immediately.

Holders of the debt securities of a series may not enforce the indenture or the debt securities of that series except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of a series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the debt securities of a series notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal or interest.

Each indenture provides that we are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying such default or event of default.

The holders of a majority in aggregate principal amount of the debt securities of a series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest or premium on, or the principal of, the debt securities of that series.

Such limitations do not apply, however, to a suit instituted by a holder of any debt security for the enforcement of the payment of the principal of, premium, if any, and interest in respect of a debt security on the date specified for payment in the debt security. Unless otherwise specified with respect to a series of debt securities, the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series may, on behalf of the holders of the debt securities of any series, waive any past defaults under the applicable indenture, other than:

•	a default in any payment of the principal of, and premium, if any, or interest on, any debt security of the series; or

•	any default in respect of the covenants or provisions in the applicable indenture which may not be modified without the consent of the holder of each outstanding debt security of the series affected.

Amendment, Supplement and Waiver

Each indenture permits us and the applicable trustee, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of the series affected by the supplemental indenture, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the indenture with respect to that series of debt securities or modify in any manner the rights of the holders of the debt securities of that series and any related coupons under the applicable indenture. However, the supplemental indenture will not, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or any installment of principal or interest on, the debt securities of that series or any premium payable upon redemption thereof;

•	reduce the principal amount of, or premium, if any, or the rate of interest on, the debt securities of that series;

•	change the place or currency of payment of principal and premium, if any, or interest, if any, on the debt securities of that series;

•

impair the right to institute suit for the enforcement of any payment after the stated maturity date on any debt securities of that series, or in the case of redemption, on or after the redemption date;

•	reduce the principal amount of outstanding debt securities of that series necessary to modify or amend or waive compliance with any provisions of the indenture;

•	release any applicable guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the indenture;

•

modify the foregoing amendment and waiver provisions, except to increase the percentage in principal amount of outstanding debt securities of any series necessary for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security of a series affected thereby; and

•	change such other matters as may be specified in an applicable prospectus supplement for any series of debt securities.

The indentures also permit us, the guarantors, if any, and the applicable trustee to execute a supplemental indenture without the consent of the holders of the debt securities:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to provide for the assumption of our obligations or, if applicable, a guarantor’s obligations to holders of debt securities of a series in the case of a merger or consolidation or sale of all or substantially all of our assets or, if applicable, a guarantor’s assets;

•

to make any change that would provide any additional rights or benefits to the holders of debt securities of a series or that does not adversely affect the legal rights under the indenture of any such holder;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to add a guarantor under the indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the applicable indenture;

•

to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders of debt securities of any series as additional security for the payment and performance of our or any applicable guarantor’s obligations under the applicable indenture, in any property or assets;

•

to add to, change or eliminate any provisions of the applicable indenture (which addition, change or elimination may apply to one or more series of debt securities), provided that, any such addition, change or elimination:

•	shall neither:

•	apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor

•	modify the rights of the holders of such debt securities with respect to such provisions or

•	shall become effective only when there is no such outstanding debt securities of such series; and

•	to establish the form and terms of debt securities of any series as permitted by the indenture.

The holders of a majority in principal amount of outstanding debt securities of any series may waive compliance with certain restrictive covenants and provisions of the applicable indenture.

Discharge

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may satisfy and discharge our obligations thereunder with respect to the debt securities of any series, when either:

•

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities of that series that have been replaced or paid and debt securities of that series for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

•

all debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we or, if applicable, any guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of that series, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of that series not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption.

Defeasance

Unless otherwise indicated in an applicable prospectus supplement, each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding debt securities of a series and, if applicable, all obligations of the guarantors discharged with respect to their guarantees (“legal defeasance”) except for:

•

the rights of holders of the outstanding debt securities of that series to receive payments in respect of the principal of, or premium or interest, if any, on the debt securities of that series when such payments are due from the trust referred to below;

•

our obligations with respect to the debt securities of that series concerning issuing temporary securities, registration of securities, mutilated, destroyed, lost or stolen securities and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the applicable trustee, our obligations and, if applicable, the guarantor’s obligations in connection therewith; and

•	the legal defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have our obligations and, if applicable, the guarantors’ obligations released with respect to certain covenants in respect of the debt securities of any series that are described in the indenture (“covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of that series. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an event of default with respect to the debt securities of that series.

In order to exercise either legal defeasance or covenant defeasance we are required to meet specified conditions, including:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities of that series, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, or premium and interest, if any, on the outstanding debt securities of that series on the stated maturity or on the applicable redemption date, as the case may be;

•

in the case of legal defeasance, we have delivered to the applicable trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

•

in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

The Trustees under the Indentures

If a trustee becomes a creditor of ours or any guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each trustee will be permitted to engage in other transactions with us and/or the guarantors, if any; however, if any trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, a trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, a trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Applicable Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

This section summarizes the general terms of the warrants that we may offer. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to a particular series of warrants will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. If any particular terms of a series of warrants described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the warrants, you also should refer to all the provisions of the applicable warrant agreement, the certificates representing the warrants and the specific descriptions in the applicable prospectus supplement. The applicable warrant agreement and warrant certificates will be filed as exhibits to or incorporated by reference in the registration statement.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•

the principal amount of, or the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common units, purchasable upon exercise thereof and of any securities, if other than common units, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price of the warrants, if any;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	a discussion of any special United States federal income tax considerations applicable to the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	call provisions of the warrants, if any;

•	antidilution provisions of the warrants, if any; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of or number of securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. Eastern Standard

Time on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. Eastern Standard Time on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

OUR PARTNERSHIP AGREEMENT

The following is a summary of our current partnership agreement which relates to our common units. Pursuant to our partnership agreement and this prospectus we may issue additional limited partner interests having different rights and characteristics. These rights and characteristics will be set forth in a prospectus supplement with respect to the issuance of any of these securities.

Organization and Duration

We were formed in May 1999. We will dissolve on December 31, 2098, unless sooner dissolved under the terms of our partnership agreement.

Purpose

Our purpose under our partnership agreement is limited to serving as the limited partner of our operating partnership and engaging in any business activity that may be engaged in by our operating partnership or that is approved by our general partner. The operating partnership agreement provides that our operating partnership may, directly or indirectly, engage in:

•	operations as conducted on February 2, 2000, including the ownership and operation of our gathering systems;

•

any other activity approved by our general partner, but only to the extent that our general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as that term is defined in Section 7704 of the Internal Revenue Code; or

•	any activity that enhances the operations described above.

The Units

Our common units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement.

Limited Voting Rights

Holders of our units have limited voting rights and generally are entitled to vote only with respect to the following matters:

•	a sale or exchange of all or substantially all of our assets;

•	our dissolution or reconstitution;

•	our merger; and

•	termination or material modification of the omnibus agreement or master natural gas gathering agreement.

Removal of our general partner requires a two-thirds vote of all outstanding common units, excluding those held by our general partner and its affiliates. Our partnership agreement permits our general partner generally to make amendments to it that do not materially adversely affect unitholders without the approval of any unitholders.

Cash Distribution Policy

Quarterly Distributions of Available Cash.    Our operating partnership is required by the operating partnership agreement to distribute to us, within 45 days of the end of each fiscal quarter, all of its available cash for that quarter. We, in turn, distribute to our partners all of the available cash received from our operating partnership for that quarter.

Available cash generally means, for any of our fiscal quarters, all cash on hand at the end of the quarter less cash reserves that our general partner determines are appropriate to provide for our operating costs, including potential acquisitions, and to provide funds for distributions to the partners for any one or more of the next four quarters. We generally make distributions of all available cash within 45 days after the end of each quarter to holders of record on the applicable record date.

Distributions of Available Cash from Operating Surplus.    Cash distributions are characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed to unitholders relative to our general partner.

Operating surplus means:

•	our cash balance, excluding cash constituting capital surplus, less

•	all of our operating expenses, debt service payments, maintenance costs, capital expenditures and reserves established for future operations.

Capital surplus means capital generated only by borrowings other than working capital borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets disposed of in the ordinary course of business.

We treat all available cash distributed from any source as distributed from operating surplus until the sum of all available cash distributed since we began operations equals our total operating surplus from the date we began operations until the end of the quarter that immediately preceded the distribution. This method of cash distribution avoids the difficulty of trying to determine whether available cash is distributed from operating surplus or capital surplus. We treat any excess available cash, irrespective of its source, as capital surplus, which would represent a return of capital, and we will distribute it accordingly. For a discussion of distributions of capital surplus, see “—Distributions of Capital Surplus” below.

We distribute available cash from operating surplus for any quarter in the following manner:

•	first, 98% to the common units, pro rata, and 2% to our general partner, until we have distributed $.42 for each outstanding common unit; and

•	after that, in the manner described in “—Incentive Distribution Rights” below.

The 2% allocation of available cash from operating surplus to our general partner includes our general partner’s percentage interest in distributions from us and our operating partnership on a combined basis.

Adjusted operating surplus for any period generally means operating surplus generated during that period, less:

•	any net increase in working capital borrowings during that period and

•	any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period,

and plus:

•	any net decrease in working capital borrowings during that period and

•	any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

Operating surplus generated during a period is equal to the difference between:

•	the operating surplus determined at the end of that period and

•	the operating surplus determined at the beginning of that period.

Incentive Distribution Rights.    By “incentive distribution rights” we mean our general partner’s right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after we have made the minimum quarterly distributions and we have met specified target distribution levels, as described below. Our general partner may transfer its incentive distribution rights separately from its general partner interest without the consent of the unitholders.

We make incentive distributions to our general partner for any quarter in which we have distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution. If this condition is satisfied, the remaining available cash will be distributed as follows:

•

first, 85% to all units, pro rata, and 15% to our general partner, until each unitholder has received a total of $.52 per unit for that quarter, in addition to any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units;

•

second, 75% to all units, pro rata, and 25% to our general partner, until each unitholder has received a total of $.60 per unit for that quarter, in addition to any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units; and

•	after that, 50% to all units, pro rata, and 50% to our general partner.

The distributions to our general partner that exceed its aggregate 2% general partner interest represent the incentive distribution rights.

Distributions from Capital Surplus.    We distribute available cash from capital surplus in the following manner:

•	first, 98% to all units, pro rata, and 2% to our general partner, until each common unit has received distributions equal to $13.00 per unit; and

•	after that, we will distribute all available cash from capital surplus, as if it were from operating surplus.

When we make a distribution from capital surplus, we will treat it as if it were a repayment of your investment in your common units. For these purposes, the partnership agreement deems the investment to be $13.00 per common unit, which is the unit price from our initial public offering, regardless of the price you actually pay for your common units in this offering. To reflect this repayment, we will reduce the amount of the minimum quarterly distribution and the distribution levels at which our general partner’s incentive distribution rights begin, which we refer to in this prospectus as “target distribution levels,” by multiplying each amount by a fraction, determined as follows:

•	the numerator is $13.00 less all distributions from capital surplus including the distribution just made, and

•	the denominator is $13.00 less all distributions from capital surplus excluding the distribution just made.

We refer to the initial public offering price of $13.00 per common unit, less any distributions from capital surplus, as the “unrecovered unit price.”

After the minimum quarterly distribution and the target distribution levels have been reduced to zero, we will treat all distributions of available cash from all sources as if they were from operating surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, our general partner will then be entitled to receive 50% of all distributions of available cash in its capacity as general partner and holder of the incentive distribution rights, in addition to any distributions to which it may be entitled as a holder of units.

Distributions from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter in which they are distributed.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.    In addition to adjustments made upon a distribution of available cash from capital surplus, we will proportionately adjust each of the following upward or downward, as appropriate, if any combination or subdivision of units occurs:

•	the minimum quarterly distribution,

•	the target distribution levels,

•	the unrecovered unit price,

•	the number of common units issuable upon conversion of the subordinated units, and

•	other amounts calculated on a per unit basis.

For example, if a two-for-one split of the common units occurs, we will reduce the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price of the common units to 50% of their initial levels.

We will not make any adjustment for the issuance of additional common units for cash or property.

We may also adjust the minimum quarterly distribution and the target distribution levels if legislation is enacted or if existing law is modified or interpreted in a manner that causes us or our operating partnership to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, we will reduce the minimum quarterly distribution and the target distribution levels for each quarter after that time to amounts equal to the product of:

•	the minimum quarterly distribution and each of the target distribution levels multiplied by

•	one minus the sum of:

•	the highest marginal federal income tax rate which could apply to the partnership that is taxed as a corporation plus

•

any increase in the effective overall state and local income tax rate that would have been applicable in the preceding calendar year as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

For example, assuming we are not previously subject to state and local income tax, if we became taxable as a corporation for federal income tax purposes and subject to a maximum marginal federal, and effective state and local, income tax rate of 40%, then we would reduce the minimum quarterly distribution and the target distribution levels to 60% of the amount immediately before the adjustment.

Distributions of Cash Upon Liquidation.    When we commence dissolution and liquidation, we will sell or otherwise dispose of our assets and adjust the partners’ capital account balances to reflect any resulting gain or loss. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in our partnership agreement and by law. After that, we will distribute the proceeds to the unitholders and our general partner in accordance with their capital account balances, as so adjusted.

We maintain capital accounts in order to ensure that the partnership’s allocations of income, gain, loss and deduction are respected under the Internal Revenue Code. The balance of a partner’s capital account also determines how much cash or other property the partner will receive on liquidation of the partnership. A partner’s capital account is credited with (increased by) the following items:

•	the amount of cash and fair market value of any property (net of liabilities) contributed by the partner to the partnership, and

•	the partner’s share of “book” income and gain (including income and gain exempt from tax).

A partner’s capital account is debited with (reduced by) the following items:

•	the amount of cash and fair market value (net of liabilities) of property distributed to the partner, and

•	the partner’s share of loss and deduction (including some items not deductible for tax purposes).

Partners are entitled to liquidating distributions in accordance with their capital account balances.

Upon our liquidation, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

•	first, to our general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the common units, pro rata, and 2% to our general partner, until the capital account for each common unit is equal to the sum of:

•	the unrecovered unit price, and

•	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs.

•	third, 85% to all units, pro rata, and 15% to our general partner, until there has been allocated under this paragraph an amount per unit equal to:

•	the excess of the $.52 target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence less

•

the cumulative amount per unit of any distribution of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 85% to the units, pro rata, and 15% to our general partner for each quarter of our existence;

•	fourth, 75% to all units, pro rata, and 25% to our general partner, until there has been allocated under this paragraph an amount per unit equal to:

•	the excess of the $.60 target distribution per unit over the $.52 target distribution per unit for each quarter of our existence less

•

the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 75% to the units, pro rata, and 25% to our general partner for each quarter of our existence; and

•	after that, 50% to all units, pro rata, and 50% to our general partner.

Upon our liquidation, any loss will generally be allocated to our general partner and the unitholders in the following manner:

•

first, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to our general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	after that, 100% to our general partner.

In addition, we will make interim adjustments to the capital accounts at the time we issue additional equity interests or make distributions of property. We will base these adjustments on the fair market value of the interests or the property distributed and we will allocate any gain or loss resulting from the adjustments to the unitholders and our general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive interim adjustments to the capital accounts, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional equity interests, our distributions of property, or upon our liquidation, in a manner which results, to the extent possible, in the capital account balances of our general partner equaling the amount which would have been our general partner’s capital account balances if we had not made any earlier positive adjustments to the capital accounts.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution and the amendment of our partnership agreement, and to make consents and waivers under our partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

So long as a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act and otherwise acts in conformity with the provisions of our partnership agreement, the limited partner’s liability under the Delaware Act will be limited to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined that a limited partner participated in the control of our business, then the limited partner could be held personally liable for our obligations under Delaware law to the same extent as our general partner. This liability would extend only to persons who transact business with us who reasonably believe that the limited partner is a general partner. However, what constitutes participating in the control of a limited partnership’s business has not been clearly established in all states. If it were determined, for example, that the right, or exercise of a right, by the limited partners to:

•	remove our general partner,

•	approve some amendments to our partnership agreement, or

•	take other action under our partnership agreement

constituted participation in the control of our business, then limited partners could be held liable for our obligations to the same extent as our general partner.

Under the Delaware Act, we cannot make a distribution to a partner if, after the distribution, all our liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property, exceed the fair value of our assets. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which he could not ascertain from our partnership agreement.

Our operating partnership currently conducts business in New York, Ohio, Oklahoma, Pennsylvania and Texas. The limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest in our operating partnership or otherwise, conducting business in any state under the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner. We operate in a manner our general partner considers reasonable and appropriate to preserve the limited liability of the limited partners.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is our registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except that the following fees must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges,

•	special charges for services requested by a holder of a common unit, and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of cash distributions.

We will indemnify the transfer agent, its agents and each of their particular shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in its capacity as our transfer agent, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

The transfer agent will not record a transfer of common units, and we will not recognize the transfer, unless the transferee executes and delivers a transfer application. The form of transfer application appears on the reverse side of the certificates representing the common units. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted as a substituted limited partner;

•	automatically requests admission as a substituted limited partner;

•	agrees to be bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	grants powers of attorney to officers of our general partner and our liquidator, as specified in our partnership agreement; and

•	makes the consents and waivers contained in our partnership agreement.

An assignee will become a substituted limited partner as to the transferred common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

A transferee’s broker, agent or nominee may complete, execute and deliver the transfer applications. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to the rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner. A purchaser or transferee of common units who does not execute and deliver a transfer application will have only

•	the right to assign the common units to a purchaser or other transferee and

•	the right to transfer the right to seek admission as a substituted limited partner.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive

•

cash distributions or federal income tax allocations unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and

•	may not receive federal income tax information or reports furnished to record holders of common units.

The transferor of common units must provide the transferee with all information necessary to transfer the common units. The transferor will not be required to insure the execution of the transfer application by the transferee and will have no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. See “—Status as Limited Partner or Assignee.”

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations, even if either of us has notice of an attempted transfer.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests, debt and other securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. We have funded, and will likely continue to fund, acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, in the sole discretion of our general partner, may have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, our general partner must make additional capital contributions to the extent necessary to maintain its combined 2% general partner interest in us and in our operating partnership. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain its percentage interest that existed immediately before each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which it may withhold in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed in “—No Unitholder Approval” below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Prohibited Amendments.    No amendment may be made that would:

•

change the percentage of outstanding units required to take partnership action, unless approved by the affirmative vote of unitholders constituting at least the voting requirement sought to be reduced;

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion;

•	change our term;

•	provide that we are not dissolved upon the expiration of our term or upon an election to dissolve us by our general partner that is approved by holders of a majority of the units of each class; or

•	give any person the right to dissolve us other than our general partner’s right to dissolve us with the approval of holders of a majority of the units of each class.

The provision of our partnership agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

No Unitholder Approval.    Our general partner may amend our partnership agreement, without the approval of the unitholders, to:

•	change our name, the location of our principal place of business, our registered agent or registered office;

•	reflect the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

qualify us or continue our qualification as a limited partnership under the laws of any state or to ensure that neither we nor our operating partnership will be taxed as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

prevent us or our general partner, or its directors, officers, agents or trustees, from being subject to the provisions of the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974;

•	authorize additional limited or general partner interests;

•	reflect changes required by a merger agreement that has been approved under the terms of our partnership agreement;

•	permit us to form or invest in any entity, other than the operating partnership, permitted by our partnership agreement;

•	change our fiscal year or taxable year; and

•	make other changes substantially similar to any of the matters described above.

In addition, our general partner may amend our partnership agreement, without the approval of the unitholders, if those amendments:

•	do not adversely affect the limited partners in any material respect;

•

are necessary to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary to facilitate the trading of limited partner interests or to comply with any rule or guideline of any securities exchange or interdealer quotation system on which the limited partner interests are or will be listed for trading;

•	are necessary for any action taken by our general partner relating to splits or combinations of units; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval.    Except in the case of the amendments described above under “—No Unitholder Approval,” amendments to our partnership agreement will not become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner or cause us or our operating partnership to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such). Subject to obtaining the opinion of counsel, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected.

Merger, Sale or Other Disposition of Our Assets

Our general partner may not, without the prior approval of holders of a majority of the outstanding units, cause us to sell, exchange or otherwise dispose of all of substantially all of our assets, including by way of merger, consolidation or other combination, or approve on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our operating partnership. However, our general partner may mortgage or otherwise grant a security interest in all or substantially all of our assets or sell all or substantially all of our assets under a foreclosure without that approval. Furthermore, provided that conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our and their assets to, a newly formed entity if the sole purpose of that merger or conveyance changes our legal form into another limited liability entity.

The unitholders are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation, sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue until December 31, 2098, unless terminated sooner upon:

•	the election of our general partner to dissolve us, if approved by the holders of a majority of the outstanding units;

•	the sale, exchange or other disposition of all or substantially all of our assets and those of our operating partnership;

•	the entry of a decree of judicial dissolution of us; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than the transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last item above, the holders of a majority of the units may also elect, within specific time limitations, to reconstitute us by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of a majority of the units subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner and

•

we, the reconstituted limited partnership, and the operating partnership would not be taxed as a corporation or otherwise be taxed as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Unless we are reconstituted and continue as a new limited partnership, upon our liquidation the liquidator will liquidate our assets and apply the proceeds of the liquidation as described in “—Cash Distribution Policy—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as our general partner without first obtaining approval from the unitholders by giving 90 days’ written notice. Our general partner may also sell or otherwise transfer all of its general partner interests in us without the approval of the unitholders as described below under “—Transfer of General Partner Interest and Incentive Distribution Rights.” Upon withdrawal, we must reimburse our general partner for all expenses incurred by it on our behalf or allocable to us in connection with operating our business.

If our general partner withdraws, other than as a result of a transfer of all or a part of its general partner interests in us, the holders of a majority of the units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved and liquidated, unless within 180 days after that withdrawal the holders of a majority of the units agree in writing to continue our business and to appoint a successor general partner. See “—Termination and Dissolution.”

Our general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding common units, excluding common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal is also subject to the approval of a successor general partner by the vote of the holders of a majority of the common units, excluding common units held by our general partner and its affiliates. If our general partner is removed under circumstances where cause does not exist and does not consent to that removal:

•	the agreement of Atlas America to connect wells to our gathering systems will terminate;

•

the master natural gas gathering agreement with Atlas America will not apply to any future wells drilled by Atlas America although it will continue as to wells connected to the gathering system at the time of removal;

•	the obligations of Atlas America to provide assistance for the extension of our gathering systems and in the identification and acquisition of gathering systems from third parties will terminate; and

•

our general partner will have the right to convert its general partner interests and incentive distribution rights into common units or to receive cash in exchange for those interests from the successor general partner.

Our partnership agreement defines “cause” as existing where a court has rendered a final, non-appealable judgment that our general partner has committed fraud, gross negligence or willful or wanton misconduct in its capacity as general partner.

Withdrawal or removal of our general partner as our general partner also constitutes its withdrawal or removal as the general partner of our operating partnership.

In the event of removal of our general partner under circumstances where cause exists or a withdrawal of our general partner that violates our partnership agreement, a successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase those interests for their fair market value. In each case, fair market value will be determined by agreement between the departing general partner and the successor general partner. If they cannot reach an agreement, an independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree on an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value. If the purchase option is not exercised by either the departing general partner or the successor general partner, the general partner interests and incentive distribution rights will automatically convert into common units equal to the fair market value of those interests. The successor general partner must indemnify the departing general partner (or its transferee) from all of our debt and liability arising on or after the date on which the departing general partner becomes a common unitholder as a result of the conversion. Except for this limited indemnity right and the right of the departing general partner to receive distributions on its common units, no other payments will be made to our general partner after withdrawal.

Transfer of General Partner Interest and Incentive Distribution Rights

Our general partner may transfer all or any part of its general partner interest without obtaining the consent of the unitholders. As a condition to the transfer of a general partner interest, the transferee must assume the rights and duties of the general partner to whose interest it has succeeded, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all of the general partner’s interest in our operating partnership and agree to be bound by the provisions of the partnership agreement of our operating partnership.

The members of our general partner may sell or transfer all or part of their interest in our general partner to an affiliate without the approval of the unitholders. Atlas America and its affiliates have agreed that they will not divest their interest in our general partner without also divesting to the same acquiror their ownership interest in subsidiaries which act as the general partner of oil and gas investment partnerships sponsored by them.

Our general partner or a later holder may transfer its incentive distribution rights to an affiliate or another person as part of its merger or consolidation with or into, or sale of all or substantially all of its assets to, that person without the prior approval of the unitholders. However, the transferee must agree to be bound by the provisions of our partnership agreement.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Atlas Pipeline Partners GP, LLC as our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights on all of its units and the units will not be considered outstanding for the purposes of noticing meetings, determining the presence of a quorum, calculating required votes and other similar matters. In addition, the removal of our general partner under circumstances where cause does not exist and our general partner does not consent to that removal has the adverse consequences described under “—Withdrawal or Removal of Our General Partner.”

Limited Call Right

If at any time not more than 20% of the outstanding limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date selected by our general partner on at least 10 but not more than 60 days’ notice. The purchase price is the greater of:

•

the highest cash price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Meetings; Voting

Except as described above under “—Change of Management Provisions,” unitholders or assignees who are record holders of units on a record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a substituted limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

Any action to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the same number of units as would be necessary to take the action. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Except as described above under “—Change of Management Provisions,” each record holder will have a vote in accordance with his percentage interest, although additional limited partner interests having different voting rights could be issued. See “—Issuance of Additional Securities.” Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner.

We or the transfer agent will deliver any notice, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement to the record holder.

Status as Limited Partner or Assignee

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner sharing in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. See “—Meetings; Voting.” We will not treat transferees who do not execute and deliver a transfer application as assignees or as record holders of common units, and they will not receive cash distributions, federal income tax allocations or reports furnished to record holders. See “—Transfer of Common Units.”

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish this information within 30 days after a request for it, or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, then the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under the partnership agreement, we will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with our business:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner, any departing general partner or the operating partnership or any affiliate of a general partner, any departing general partner or the operating partnership; or

•

any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Our indemnification obligation arises only if the indemnified person acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, our best interests. With respect to criminal proceedings, the indemnified person must not have had reasonable cause to believe that the conduct was unlawful.

Any indemnification under these provisions will be only out of our assets. Our general partner will not be personally liable for the indemnification obligations and will not have any obligation to contribute or loan funds to us in connection with it. The partnership agreement permits us to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

Our general partner keeps appropriate books on our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

We furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we also furnish or make available summary financial information within 90 days after the close of each quarter.

We furnish each record holder information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. We expect to furnish information in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders depends on the cooperation of unitholders in supplying us with specific information. We will furnish every unitholder with information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, the certificate of limited partnership and related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	other information regarding our affairs that is just and reasonable.

Our general partner intends to keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under the partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

EXPERTS

The consolidated financial statements of Atlas Pipeline Partners, L.P. and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004; the financial statements of ETC Oklahoma Pipeline, Ltd. as of August 31, 2004 and 2003 and for the year ended August 31, 2004 and for the eleven month period ended August 31, 2003; and the financial statements of the Elk City System (a division of Aquila Gas Pipeline Corporation) for the year ended September 30, 2002 have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm as experts in giving such reports.

LEGAL MATTERS

The validity of the securities offered hereby and tax matters will be passed upon for us by Ledgewood, Philadelphia, Pennsylvania.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to this offering. This prospectus only constitutes part of the registration statement and does not contain all of the information set forth in the registration statement, its exhibits and its schedules.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 will automatically update and supersede this information.

We are incorporating by reference the following documents that we have previously filed with the SEC (other than information in such documents that is deemed not to be filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

•	our Current Reports on Form 8-K filed March 14, 2005, March 22, 2005, April 18, 2005, May 11, 2005, May 24, 2005 and May 27, 2005.

You may obtain a copy of these filings without charge by writing or calling us at:

Investor Relations

Atlas Pipeline Partners, L.P.

311 Rouser Road

P.O. Box 611

Moon Township, Pennsylvania 15108

(412) 262-2830

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the documents we have incorporated by reference is accurate as of any date other than the date on the front of those documents.

PLAN OF DISTRIBUTION

We may distribute the securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We will describe the distribution method for each offering in a prospectus supplement.

We may sell our securities in any of the following ways:

•	through underwriters or dealers,

•	through agents who may be deemed to be underwriters as defined in the Securities Act, or

•	directly to one or more purchasers.

The prospectus supplement for a particular offering will set forth the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, and any underwriting arrangements, including underwriting discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to that offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement.

Securities offered may be a new issue of securities with no established trading market. Any underwriters to whom or agents through whom these securities are sold by us for public offering and sale may make a market in these securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading market for any such securities.

If we use dealers in an offering, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also offer our securities directly, or though agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commissions payable by us to the agent, in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

5,000,000 Common Units

Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

June      , 2008

Wachovia Securities

Citi

Lehman Brothers

UBS Investment Bank

RBC Capital Markets

Banc of America Securities LLC

Credit Suisse

Friedman Billings Ramsey

JPMorgan

Sanders Morris Harris

Stifel Nicolaus

Wells Fargo Securities